Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

REPUBLIC FINANCIAL SERVICES, INC.

(a Texas corporation),

REPUBLIC FINANCIAL SERVICES, INC.

(a Nevada corporation),

WINTERTHUR U.S. HOLDINGS, INC.

(a Delaware corporation)

(only for purposes of Section 13.13 hereof),

RTXA, INC.

(a Delaware corporation)

and

RTXA SUB, INC.

(a Delaware corporation)

Dated as of May 9, 2003

Index of Schedules

Schedule 1.01(a)	Knowledge—Sellers
Schedule 1.01(b)	Knowledge—Buyer
Schedule 1.01(c)	Reorganization
Schedule 1.01(d)	Pro Forma Consolidated
Schedules 3.03	Consents and Approvals
Schedule 3.04	Stock Ownership
Schedule 3.05(a)	Actions Pending
Schedule 3.05(b)	Material Actions Pending
Schedule 3.06	No Conflict or Violation
Schedule 3.07(b)	Proceedings/Investigations—Permits
Schedule 3.07(d)	Deficiencies or Violations
Schedule 3.07(e)	Contracts/Communications with Governmental Entity
Schedule 3.07(f)	Insurance/Reinsurance Authorizations
Schedule 3.08(a)	Contracts
Schedule 3.08(b)	Contracts in Material Breach or Default
Schedule 3.09	Compliance with Applicable Law
Schedule 3.10(a)(i)	Company-Owned Intellectual Property
Schedule 3.10(a)(ii)	Software
Schedule 3.10(b)	Exceptions—Intellectual Property
Schedule 3.11	Reserves
Schedule 3.12(e)	Undisclosed Liabilities
Schedule 3.12(g)	Intercompany Accounts
Schedule 3.13(d)(i)	Subject Company Tax Returns—Audits
Schedule 3.13(d)(ii)	Tax Returns
Schedule 3.13(e)	Extensions
Schedule 3.13(f)	Tax Sharing Agreements
Schedule 3.14(a)	Benefit Plans
Schedule 3.14(b)	Subject Company Employee Plans—Litigation
Schedule 3.14(d)	Employee Matters (Post-Employment Benefits)
Schedule 3.14(e)	Excess Parachute Payments
Schedule 3.14(g)	Additional Employee Benefit Plans
Schedule 3.14(i)	Persons Covered by Subject Company Employee Plans other than Subject Company Employees
Schedule 3.14(j)	Employees Not Fully Vested
Schedule 3.17	Assets
Schedule 3.18	Real Property
Schedule 3.19	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.22	Reinsurance
Schedule 4.03	Consents and Approvals
Schedule 4.04	No Conflict or Violation
Schedule 4.05	Actions Pending
Schedule 5.02	Conduct of Business
Schedule 5.04(b)	Items other than the Reorganization

Schedule 7.07	Transferred Plans
Schedule 9.04(a)	Names and Trademarks
Schedule 9.04(b)	Subject Company Names and Trademarks
Schedule 9.06(a)	Transferred Employees
Schedule 9.06(d)	Retention and Severance Agreements

Index of Exhibits

Exhibit A	Form of Reinsurance Agreement
Exhibit B	Financing Agreement
Exhibit C	Form of Addendum No. 3 to Excess of Loss Reinsurance Agreement

STOCK PURCHASE AGREEMENT

THIS AGREEMENT, dated as of the 9th day of May, 2003 (this “Agreement”), has been made and entered into by and between Republic Financial Services, Inc., a corporation organized and existing under the laws of the State of Texas (“RFS Texas”), Republic Financial Services, Inc., a corporation organized and existing under the laws of the State of Nevada and a wholly owned subsidiary of RFS Texas (“RFS Nevada”, and together with RFS Texas, the “Sellers”), Winterthur U.S. Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (only for purposes of Section 13.13 hereof) (“WUSH”), RTXA, Inc., a corporation organized and existing under the laws of the State of Delaware (“Parent”), and RTXA Sub, Inc., a corporation organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“Buyer”).

WHEREAS, RFS Texas is the owner of three hundred (300) shares of common stock (the “Group No. Two Shares”), par value $100.00 per share, of Republic Group No. Two Company, a corporation organized and existing under the laws of the State of Missouri (“Group No. Two”), and one thousand (1,000) shares of common stock (“Eagle General Shares”), par value $1.00 per share, of Eagle General Agency, Inc., a corporation organized and existing under the laws of the State of Texas (“Eagle General”);

WHEREAS, RFS Nevada is the owner of two hundred fifty thousand (250,000) shares of common stock (the “RUIC Shares”), par value $5.00 per share, of Republic Underwriters Insurance Company, an insurance company organized and existing under the laws of the State of Texas (“RUIC”);

WHEREAS, Group No. Two, Eagle General and RUIC are hereinafter collectively referred to as the “Companies”;

WHEREAS, the Group No. Two Shares, the Eagle General Shares and the RUIC Shares are hereinafter collectively referred to as the “Shares”;

WHEREAS, the Shares constitute all of the issued and outstanding shares of capital stock of the Companies; and

WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, promises, agreements and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

(a) “Acquisition Proposal” has the meaning set forth in Section 5.08.

(b) “Affiliate” means, with respect to any Person, at the time in question, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control,” for purposes of this definition, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Agreement” has the meaning as set forth in the first paragraph of this Agreement.

(d) “Arbiter” has the meaning set forth in Section 2.04(e).

(e) “Asserted Liability” has the meaning set forth in Section 11.02.

(f) “Assets” shall mean all rights, titles, franchises and interests in and to every type of property, real, personal and mixed, and choses in action thereunto belonging, including, but not limited to, Investment Assets, Intellectual Property, Contracts, licenses, leaseholds, privileges and all other assets whatsoever, tangible or intangible.

(g) “Basket Amount” has the meaning set forth in Section 11.01(a).

(h) “Benefit Plans” has the meaning set forth in Section 3.14(a).

(i) “Books and Records” means all books and records, including, but not limited to, documents, databases, administrative records, claim records, policy files, sales records, lists of agents and brokers, files and records relating to regulatory matters or correspondence with regulatory authorities, reinsurance records, underwriting records, accounting records and all other records, data and information (in whatever form maintained), in the possession or control of the Subject Companies or the Sellers (or their respective Affiliates but only to the extent such Books and Records or copies thereof are not otherwise in the possession of the Subject Companies or the Sellers) relating to the conduct of the Subject Companies’ businesses as conducted prior to the Closing Date.

(j) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are required or authorized by law to be closed.

(k) “Buyer” has the meaning set forth in the first paragraph of this Agreement.

(l) “Claims Notice” has the meaning set forth in Section 11.02.

(m) “Cleanup” shall mean all actions required to (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations and post-remedial monitoring and care, (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (5) any administrative, judicial, or other proceedings related to the above.

(n) “Closing” has the meaning set forth in Section 2.02.

(o) “Closing Date” means, unless otherwise mutually agreed to by the parties hereto, the last Business Day of the month in which all of the conditions set forth in Articles VII and VIII have been satisfied or waived, provided, that such conditions are satisfied or waived at least twelve (12) Business Days before the end of such month. In the event that such conditions are satisfied or waived following the twelfth Business Day prior to the end of such month, the Closing Date shall mean, unless otherwise mutually agreed to by the parties hereto, the last Business Day of the month following the month in which all of the conditions set forth in Articles VII and VIII have been satisfied or waived.

(p) “Code” means the Internal Revenue Code of 1986, as amended.

(q) “Companies” has the meaning set forth in the third recital of this Agreement.

(r) “Company-Owned Intellectual Property” has the meaning set forth in Section 3.10(a).

(s) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 23, 2002, by and between Wand Partners Inc. and WUSH.

(t) “Consolidated Returns” has the meaning set forth in Section 6.03(a).

(u) “Contract” shall mean a contract, agreement, guarantee, commitment, indenture, note, bond, mortgage, non-governmental license or assignment, whether written or oral.

(v) “Contract Price” means $127 million.

(w) “Eagle General” has the meaning set forth in the first recital of this Agreement.

(x) “Eagle General Shares” has the meaning set forth in the first recital of this Agreement.

(y) “Enforceability Exception” has the meaning set forth in Section 3.02.

(z) “Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(aa) “ERISA” has the meaning set forth in Section 3.14(a).

(bb) “ERISA Affiliate” has the meaning set forth in Section 3.14(a).

(cc) “Excepted Amount” has the meaning set forth in Section 6.01(a).

(dd) “Final Closing Adjustment” has the meaning set forth in Section 2.04(i).

(ee) “Financial Statements” means the Year End Financial Statements and the SAP Statements.

(ff) “Financing Agreement” has the meaning set forth in Section 4.06.

(gg) “GAAP” means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

(hh) “Governmental Entity” means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, legislative, judicial, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

(ii) “Group No. Two” has the meaning set forth in the first recital of this Agreement.

(jj) “Group No. Two Shares” has the meaning set forth in the first recital of this Agreement.

(kk) “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” as defined in any applicable Environmental Law or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

(ll) “Home Office Property” means the home office buildings located at 2725 and 2727 Turtle Creek Boulevard, Dallas, Texas.

(mm) “Income Tax” means any Tax that is, in whole or in part, based on or measured by gross or net income or gains or imposed in lieu thereof.

(nn) “Information” has the meaning set forth in Section 5.06.

(oo) “Insurance Companies” means RUIC, Republic-Vanguard Insurance Company, an Arizona domiciled insurance company, Southern Insurance Company, a Texas domiciled insurance company, Southern Underwriters Insurance Company, an Oklahoma domiciled insurance company, Southern Vanguard Insurance Company, a Texas domiciled insurance company, Republic Fire and Casualty Insurance Company, an Oklahoma domiciled insurance company, Republic Lloyds, a Texas Lloyds insurer, and Southern County Mutual Insurance Company, a Texas county mutual insurer.

(pp) “Insurance Contract” shall mean any Contract of insurance or reinsurance.

(qq) “Intellectual Property” means all intellectual property rights of any kind or nature owned by or licensed to any of the Subject Companies, including, without limitation, the following, as such is included in the foregoing: Trademarks; all rights in United States and foreign patents and patent applications (including, without limitation, all provisionals, divisionals, continuations, continuations-in-part, reissues, renewals, extensions and reexaminations) and all equivalents thereof; all rights in United States and foreign copyrights (whether registered or unregistered) and all applications therefor; all computer programs and software (including any and all implementation of algorithms, models and methodologies, whether in source code or object code form), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials, relating to any of the foregoing) (“Software”); “mask works” (as defined under 17 USC § 901) and any registrations and applications therefor; and trade secrets and other confidential information (collectively, “Trade Secrets”).

(rr) “International Policies” has the meaning set forth in Section 11.01(c).

(ss) “Investment Assets” shall mean all investment Assets, including, but not limited to, bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests and all other equity interests other than equity interests in subsidiaries), investment real estate (which shall not include the Home Office Property), certificates issued by or interests in trusts, cash on hand and on deposit and securities; provided, however, that in no event shall “Investment Assets” include any Assets utilized in the businesses of the Subject Companies in any manner other than being held for investment.

(tt) “Investment Portfolio” means the Investment Assets of the Subject Companies; provided, however, that in no event shall “Investment Portfolio” include any equity interests in any Affiliate of the Subject Companies or the Seguros Atlas Shares.

(uu) “Knowledge” shall mean (i) with respect to the knowledge of the Sellers, the actual knowledge after due inquiry of one or more of the individuals listed on Schedule 1.01(a); and (ii) with respect to the knowledge of Buyer, the actual knowledge after due inquiry of one or more of the individuals listed on Schedule 1.01(b).

(vv) “Leased Real Property” has the meaning set forth in Section 3.18.

(ww) “License Agreements” means all Contracts to which one of the Subject Companies is a party granting any right to use or practice any rights under any Intellectual Property.

(xx) “Lien” means any lien, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title, provided that such term shall not include restrictions imposed by any applicable insurance law or regulation or state or federal securities laws.

(yy) “Long-tail Liabilities” means (i) all claims under the Run-off Policies and (ii) all claims under the International Policies.

(zz) “Losses” and individually “Loss” has the meaning set forth in Section 11.01(a).

(aaa) “Material Adverse Effect” means any event, circumstance or change that (i) is materially adverse to the business, assets, financial condition, results of operations or prospects of the Subject Companies, taken as a whole, or (ii)

materially adversely affects the ability of one or both of the Sellers to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur: (A) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (B) any adverse change or effect that is caused by or that arises out of conditions affecting the property and casualty insurance industry or the insurance or financial services industries generally, including but not limited to circumstances, changes or effects in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable law and/or regulation (whether federal, state, local or foreign); (C) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby; (D) any adverse change in the value of the Investment Portfolio following the date hereof as a result of a decrease in the overall credit quality of the Investment Portfolio or changes in interest rates; or (E) any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of the Subject Companies.

(bbb) “Material License Agreements” means all material License Agreements granting material rights to or under any Intellectual Property; excluding, for the avoidance of doubt, all licenses for generally available commercial Software and Contracts pertaining to the lease or sale of equipment or other tangible personal property.

(ccc) “Maximum Indemnification Obligation” has the meaning set forth in Section 11.01(g).

(ddd) “Minor Part” has the meaning set forth in Section 9.08(b).

(eee) “Names” has the meaning set forth in Section 9.04(a).

(fff) “Owned Real Property” has the meaning set forth in Section 3.18.

(ggg) “Parent” has the meaning set forth in the first paragraph of this Agreement.

(hhh) “PBGC” has the meaning set forth in Section 3.14(c).

(iii) “Pension Plan” means the Pension Plan for Employees of Republic Financial Services, Inc. and Certain Affiliates.

(jjj) “Permits” means all licenses (including, without limitation, licenses or certificates of authority to conduct insurance business in a particular jurisdiction), permits, orders, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies.

(kkk) “Permitted Liens” means each of the following: (a) Liens for Taxes or governmental assessments, charges or levies not yet due and payable which are not in excess of $100,000 in the aggregate or which are being contested in good faith by appropriate proceedings; (b) Liens imposed by law, including, without limitation, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Liens related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states; and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property.

(lll) “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

(mmm) “Post-Closing Tax Period” has the meaning set forth in Section 6.01(a).

(nnn) “Pre-Closing Tax Period” has the meaning set forth in Section 6.01(a).

(ooo) “Preliminary Closing Adjustment” has the meaning set forth in Section 2.01(b).

(ppp) “Pro Forma Consolidated” has the meaning set forth on Schedule 1.01(d).

(qqq) “Purchase Price” has the meaning set forth in Section 2.01(a).

(rrr) “Reinsurance Agreement” means that certain Reinsurance Agreement by and among RUIC and “Winterthur” Swiss Insurance Company, in the form attached hereto as Exhibit A.

(sss) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(ttt) “Relevant Commercial Operations” has the meaning set forth in Section 9.08(b).

(uuu) “Reorganization” means the series of actions set forth on Schedule 1.01(c).

(vvv) “Representatives” has the meaning set forth in Section 5.01.

(www) “Reserves” has the meaning set forth in Section 3.11.

(xxx) “Resolution Period” has the meaning set forth in Section 2.04(d).

(yyy) “Restricted Activity” has the meaning set forth in Section 9.08(b).

(zzz) “Restricted Business” has the meaning set forth in Section 9.09(a).

(aaaa) “RFS 401(K) Plan” has the meaning set forth in Section 7.07.

(bbbb) “RFS Nevada” has the meaning set forth in the first paragraph of this Agreement.

(cccc) “RFS Texas” has the meaning set forth in the first paragraph of this Agreement.

(dddd) “RUIC” has the meaning set forth in the second recital of this Agreement.

(eeee) “RUIC Shares” has the meaning set forth in the second recital of this Agreement.

(ffff) “Run-off Policies” has the meaning set forth in Section 11.01(c).

(gggg) “SAP” means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the applicable states.

(hhhh) “SAP Statements” has the meaning set forth in Section 3.12(b).

(iiii) “Securities Act” means the Securities Act of 1933, as amended.

(jjjj) “Seguros Atlas” means Seguros Atlas, S.A., a corporation organized and existing under the laws of the Republic of Mexico.

(kkkk) “Seguros Atlas Shares” has the meaning set forth in Section 3.04.

(llll) “Sellers” has the meaning set forth in the first paragraph of this Agreement.

(mmmm) “Shares” has the meaning set forth in the fourth recital of this Agreement.

(nnnn) “Software” has the meaning set forth in Section 1.01(rr).

(oooo) “Stage Two Activity” has the meaning set forth in Section 5.04(b).

(pppp) “Subject Companies” means the Companies, the Subsidiaries and the Texas Entities.

(qqqq) “Subject Companies Closing Date Balance Sheet” means the balance sheet included in the unaudited Pro Forma Consolidated financial statements (prepared in accordance with GAAP applied on a consistent basis, it being understood that certain balances included on such balance sheet will be as of a date prior to the date of such balance sheet, to the extent in accordance with GAAP) of the Subject Companies as of the last day of the month second preceding the month in which the Closing Date falls.

(rrrr) “Subject Companies Final Balance Sheet” means the balance sheet included in the audited Pro Forma Consolidated financial statements (prepared in accordance with GAAP applied on a consistent basis) of the Subject Companies as of the Closing Date, it being understood and agreed that all balances reflected on the Subject Companies Final Balance Sheet will be as of the Closing Date.

(ssss) “Subject Companies Financial Statements” has the meaning set forth in Section 5.09.

(tttt) “Subject Companies Year End Balance Sheet” means the balance sheet included in the audited Pro Forma Consolidated financial statements (prepared in accordance with GAAP applied on a consistent basis, it being understood that certain balances included on such balance sheet will be as of a date prior to the date of such balance sheet, to the extent in accordance with GAAP) of the Subject Companies as of December 31, 2002.

(uuuu) “Subject Company Employee Plans” has the meaning set forth in Section 3.14(a).

(vvvv) “Subject Company Employees” has the meaning set forth in Section 9.06.

(wwww) “Subject Company Names” has the meaning set forth in Section 9.04(b).

(xxxx) “Subject Company Tax Returns” has the meaning set forth in Section 3.13(a).

(yyyy) “Subsidiaries” means Republic-Vanguard Insurance Company, an Arizona domiciled insurance company, Southern Insurance Company, a Texas domiciled insurance company, Southern Underwriters Insurance Company, an Oklahoma domiciled insurance company, Southern Vanguard Insurance

Company, a Texas domiciled insurance company, Republic Fire and Casualty Insurance Company, an Oklahoma domiciled insurance company, and Republic Diversified Services, Inc., a Delaware domiciled corporation.

(zzzz) “Taxes” (or “Tax” as the context may require) means all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (including, without limitation, income, payroll and employee withholding, unemployment insurance, social security, premium, excise, sales, use, gross receipts, franchise, ad valorem, severance, capital and property taxes and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions to tax or penalties and including any liability for such amounts as a result of either being a member of a combined, consolidated, unitary or affiliated group.

(aaaaa) “Tax Benefit” shall mean any refund, credit or reduction in otherwise required Tax payments.

(bbbbb) “Tax Claim” has the meaning set forth in Section 6.01(d).

(ccccc) “Tax Loss” has the meaning set forth in Section 6.01(a).

(ddddd) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eeeee) “Texas Entities” means Republic Lloyds, a Texas Lloyds insurer, and Southern County Mutual Insurance Company, a Texas county mutual insurer.

(fffff) “Trademarks” shall mean all United States and foreign trademarks (including service marks and trade names, whether registered or at common law), domain names, logos and designs and slogans, together with the goodwill, registrations and applications related to the foregoing.

(ggggg) “Trade Secrets” has the meaning set forth in Section 1.01(rr).

(hhhhh) “Transferred Plans” has the meaning set forth in Section 7.07.

(iiiii) “Umpire” has the meaning set forth in Section 2.04(e).

(jjjjj) “Unresolved Changes” has the meaning set forth in Section 2.04(e).

(kkkkk) “Winterthur” shall mean “Winterthur” Swiss Insurance Company, a corporation organized and existing under the laws of the Confederation of Switzerland.

(lllll) “WUSH” has the meaning set forth in the first paragraph of this Agreement.

(mmmmm) “WUSH Affiliated Group” has the meaning set forth in Section 3.13(b).

(nnnnn) “XL Service Agreement” has the meaning set forth in Section 9.08(a).

(ooooo) “XL Service Obligations” has the meaning set forth in Section 9.08(a).

(ppppp) “Year End Financial Statements” has the meaning set forth in Section 3.12(a).

ARTICLE II

PURCHASE OF SHARES

Section 2.01. Purchase of Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, the Shares for an aggregate purchase price (the “Purchase Price”) equal to the Contract Price adjusted to reflect the Preliminary Closing Adjustment, if any, in accordance with subsection (c) below.

(b) The “Preliminary Closing Adjustment” shall be an amount (whether positive or negative) equal to the net shareholder’s equity set forth on the Subject Companies Closing Date Balance Sheet minus $158.75 million.

(c) The Sellers shall deliver to Buyer, not less than twelve (12) Business Days prior to the Closing Date, the Subject Companies Closing Date Balance Sheet. If (i) the Preliminary Closing Adjustment is positive, the Purchase Price shall equal the Contract Price increased by the Preliminary Closing Adjustment, and (ii) the Preliminary Closing Adjustment is negative, the Purchase Price shall equal the Contract Price reduced by the absolute value of the Preliminary Closing Adjustment.

Section 2.02. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”), shall be at 10:00 a.m. local time at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 (or such other location as Buyer and the Sellers shall mutually agree), on the Closing Date.

Section 2.03. Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

(a) The Sellers shall deliver to Buyer certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(b) The Sellers shall deliver to Parent and Buyer certificates as to the good standing or authority of each of the Subject Companies in the respective jurisdictions of their incorporation or formation, dated as of a date not earlier than five days prior to the Closing Date or such other date as is reasonably close to the Closing Date as is administratively possible, together with a copy of the Certificate of Incorporation or other organizational document of each of the Subject Companies certified by the Secretary of State of such Subject Company’s state of domicile or other appropriate authority;

(c) The Sellers shall deliver to Parent and Buyer certificates of their respective Secretaries or Assistant Secretaries, dated the Closing Date, setting forth the resolutions of the boards of directors of the Sellers approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(d) The Sellers shall deliver to Parent and Buyer the officer’s certificate contemplated by Section 7.01 of this Agreement;

(e) The Sellers shall deliver to Buyer a receipt evidencing receipt of the Purchase Price;

(f) Each of the Sellers shall deliver to Buyer a certificate of non-foreign status in the form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder; provided, however, if the Sellers shall fail to deliver such certification of non-foreign status, Buyer shall withhold at the Closing and pay over to the appropriate taxing authority an amount equal to ten percent of the total “amount realized,” as defined in Section 1445 of the Code and the Treasury regulations promulgated thereunder;

(g) Buyer shall deliver to the Sellers the Purchase Price by wire transfer of immediately available funds to such United States account or accounts as shall have been designated in writing to Buyer by the Sellers at least three Business Days prior to the Closing Date;

(h) Each of Parent and Buyer shall deliver to the Sellers a certificate of their respective Secretary or Assistant Secretary, dated the Closing Date, setting forth the resolutions of their respective boards of directors approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(i) Each of Parent and Buyer shall deliver to the Sellers the officer’s certificate contemplated by Section 8.01 of this Agreement; and

(j) Buyer shall deliver to the Sellers a receipt evidencing receipt by Buyer of the Shares.

Section 2.04. Post-Closing Adjustment.

(a) The Purchase Price as calculated in accordance with Section 2.01 shall be subject to a post-closing adjustment in an amount determined as set forth in this Section 2.04.

(b) As soon as reasonably practicable, but in no event later than 120 days following the Closing Date, the Sellers shall prepare and deliver to Parent and Buyer the Subject Companies Final Balance Sheet.

(c) During the preparation of the Subject Companies Final Balance Sheet and the period of any review or dispute contemplated by this Section 2.04, the Sellers on the one hand and Parent and Buyer on the other hand (each being a “Party” for purposes of this Section 2.04) shall (A) provide the other Party and its authorized representatives with full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parties and their Affiliates, to all relevant Books and Records, work papers, information and employees of such Persons, and (B) cooperate fully with the other Party and its authorized representatives, in each case (A) and (B), as necessary or useful for the preparation, calculation and review of the Subject Companies Final Balance Sheet or for the resolution of any dispute between the Parties relating thereto.

(d) After receipt of the Subject Companies Final Balance Sheet, Parent and Buyer shall have sixty (60) days to review it together with the work papers used in preparation thereof. Unless Parent and Buyer deliver written notice to the Sellers on or prior to the 60th day after Parent’s and Buyer’s receipt of the Subject Companies Final Balance Sheet stating that they have objections thereto, Parent and Buyer shall be deemed to have accepted and agreed to the Subject Companies Final Balance Sheet. Parent and Buyer shall not object to any method, principle, practice or policy employed in the preparation of the Subject Companies Final Balance Sheet if such method, principle, practice or policy is in accordance with GAAP and consistent in all material respects with that employed in the preparation and presentation of the Subject Companies Year End Balance Sheet (except that all balances reflected on the Subject Companies Final Balance Sheet will be as of the Closing Date). If Parent and Buyer so notify the Sellers of their objections to the Subject Companies Final Balance Sheet, the Parties shall in good faith attempt to resolve, within thirty (30) days (or such longer period as the Parties may agree) following such notice (the “Resolution Period”) their differences with respect to such objections and any resolution by them of any disputed amounts shall be final, binding and conclusive.

(e) Any amount remaining in dispute at the conclusion of the Resolution Period (“Unresolved Changes”) shall be submitted to arbitration. One arbiter (each arbiter, an “Arbiter”) shall be chosen by the Sellers, the other by Parent and Buyer, and an umpire (the “Umpire”) shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested accounting officers of property and casualty insurance companies. In the event that either Party should fail to choose an Arbiter within fifteen (15) days following a written request by the other Party to do so, the requesting Party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within fifteen (15) days following their appointment, the Umpire shall be chosen by the American Arbitration Association.

(f) Each Party shall present its case to the Arbiters within sixty (60) days following the date of appointment of the Umpire, unless the Parties mutually agree to an extension of time. The decision of the Arbiters shall be final and binding on the Parties; but failing to agree, they shall call in the Umpire and the decision of the majority among the Umpire and the Arbiters shall be final and binding upon the Parties. Judgment upon any such final decision may be entered in any court of competent jurisdiction.

(g) Each Party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one Party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two Parties.

(h) Any arbitration proceeding shall take place at a location mutually agreed upon by the Parties, or, if they cannot agree, in the City of New York. Notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

(i) Once the Subject Companies Final Balance Sheet has been finalized in accordance with the foregoing process, the Final Closing Adjustment shall be calculated as follows. The “Final Closing Adjustment” shall be an amount (whether positive or negative) equal to the net shareholder’s equity set forth on the Subject Companies Final Balance Sheet minus $158.75 million.

(j) Within twelve (12) Business Days after the Final Closing Adjustment has been calculated, the required cash payment, if any, shall be made by wire transfer in immediately available funds as follows: (i) if the Preliminary

Closing Adjustment exceeds the Final Closing Adjustment, the Sellers shall pay the amount of such difference to Buyer, and (ii) if the Final Closing Adjustment exceeds the Preliminary Closing Adjustment, Buyer shall pay the amount of such difference to the Sellers and (iii) if the Final Closing Adjustment equals the Preliminary Closing Adjustment, no additional payment shall be made hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby jointly and severally represents and warrants to Parent and Buyer as follows:

Section 3.01. Organization and Standing; Corporate Power and Authority.

(a) Each of the Sellers and each of the Subject Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

(b) Each of the Sellers and each of the Subject Companies (i) is duly qualified to do business as a foreign corporation (or in the case of Republic Lloyds, as a Texas Lloyds plan insurer, and in the case of Southern County Mutual Insurance Company, as a Texas county mutual insurer) and is in good standing in each jurisdiction where such qualification is necessary and (ii) has the corporate power and authority to conduct its business as currently conducted, except, in the case of clauses (i) and (ii), for such failures to be so qualified and in good standing and to have such power and authority as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authorization. Each of the Sellers has the full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action of the Sellers and no other acts or proceedings on their part are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Sellers and, assuming the due authorization, execution and delivery by each of Parent and Buyer, this Agreement constitutes a legal, valid and binding obligation of each of the Sellers, and is and will be enforceable against each of the Sellers in accordance with its terms except (i) as the same may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity. The foregoing exceptions set forth in clauses (i) and (ii) of this Section 3.02 are hereinafter referred to as the “Enforceability Exceptions.”

Section 3.03. Consents and Approvals. Except (i) for filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction and (ii) as set forth on Schedule 3.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Entity or any other Person, is required on the part of the Sellers, the Subject Companies or Seguros Atlas in connection with the execution and delivery of this Agreement or the consummation by the Sellers of the transactions contemplated hereby (including, without limitation, the Reorganization).

Section 3.04. Stock Ownership. The Group No. Two Shares and Eagle General Shares are owned beneficially and of record by RFS Texas and constitute all of the issued and outstanding shares of capital stock of Group No. Two and Eagle General, respectively. The RUIC Shares are owned beneficially and of record by RFS Nevada and constitute all of the issued and outstanding shares of capital stock of RUIC. RFS Texas has the full and unrestricted power to sell, assign, transfer and deliver the Group No. Two Shares and Eagle General Shares to Buyer upon the terms and subject to the conditions of this Agreement. RFS Nevada has the full and unrestricted power to sell, assign, transfer and deliver the RUIC Shares to Buyer upon the terms and subject to the conditions of this Agreement. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Upon delivery of and payment for the Shares as herein provided, Buyer will acquire good and valid title to the Shares free and clear of all Liens, except for Liens to which Buyer is otherwise subject as a result of Parent’s or Buyer’s activities or that may arise as a consequence of the Shares being owned by Buyer (but not by reason of the Shares being sold or transferred by the Sellers). Except as set forth on Schedule 3.04, all of the outstanding shares of capital stock of each of the Subsidiaries is (i) owned beneficially and of record, directly or indirectly by RUIC, free and clear of all Liens and (ii) duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the Sellers or the Subject Companies any capital stock of any of the Subject Companies. There is no outstanding security of any kind convertible into such capital stock, and there is no outstanding contract or other agreement of the Sellers or the Subject Companies or any other party to purchase, redeem or otherwise acquire any outstanding shares of capital stock or any other equity security of the Subject Companies. Neither Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any securities of the Subject Companies. Except as set forth on Schedule 3.04, RUIC owns, beneficially and of record, 45,000,000 Common Ordinary Nominative Voting Series B shares of Seguros Atlas (“Seguros Atlas Shares”), free and clear of all Liens and free of any preemptive rights.

Section 3.05. Actions Pending. To the Knowledge of the Sellers, except for claims, suits, proceedings or actions (i) arising out of Insurance Contracts issued by one of the Subject Companies and made by a party or parties other than the insured under such Insurance Contract, or (ii) brought by or on behalf of the Subject Companies, including without limitation, claims, suits, proceedings or actions pursuant to which the Subject Companies are seeking subrogation or reimbursement under an Insurance Contract or seeking another form of affirmative relief, Schedule 3.05(a) sets forth each instance in which any of the Subject Companies or any of the material Assets of any of the Subject Companies (A) is subject to any outstanding injunction, judgment, order or award or (B) is a party (in the case of any of the Subject Companies) or is subject (in the case of any material Asset) to any action, suit, proceeding or hearing, or investigation of, in, or before any court, arbitrator or administrative entity or Governmental Entity. Except as set forth on Schedule 3.05(b), there is no action, suit, investigation or proceeding pending or, to the Knowledge of the Sellers, threatened against any of the Subject Companies or any Assets of any of the Subject Companies, by or before any court, arbitrator or administrative or Governmental Entity, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06. No Conflict or Violation. Except as set forth on Schedule 3.06, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Sellers in accordance with the terms and conditions hereof, will not (i) violate any provision of (a) the articles of incorporation, (b) the bylaws or (c) other charter or organizational document of the Sellers; (ii) result in the creation of any Lien on the Shares or any Lien (other than a Permitted Lien) on any of the assets or properties of any of the Subject Companies; (iii) result in the breach of the terms and conditions or cause an impairment of any license or government authorization of any of the Subject Companies; (iv) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to any requirement to obtain any authorization, consent or approval under, any Contract to which any of the Subject Companies is a party or by or to which the Subject Companies or any of their respective Assets may be subject; (v) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, foreign or domestic, with respect to any of the Subject Companies; or (vi) violate any statute, law or regulation of any jurisdiction, except, in the case of clauses (ii) through (vi) of this Section 3.06, for such violations, Liens, breaches, conflicts, modifications, accelerations, terminations, defaults or impairments or required authorizations, consents or approvals as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07. Licenses and Permits.

(a) Each of the Subject Companies has all Permits necessary to conduct its business as conducted as of the date hereof, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The business of each of the Subject Companies has been and is being conducted in compliance, in all material respects, with all such Permits. All material Permits are in full force and effect. Except as set forth in Schedule 3.07(b), there is no proceeding or investigation pending or, to the Knowledge of the Sellers, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any material Permit. None of the Subject Companies is operating under any agreement or understanding with the regulatory authority of any state which in any way restricts its authority to conduct its business or requires any Subject Company to take, or refrain from taking, any action relating to the conduct of its business otherwise permitted by applicable law.

(c) The Sellers have made available for inspection by Buyer true and complete (i) copies of all material registrations, filings and submissions relating to the business of the Subject Companies made since January 1, 1998 by each of the Subject Companies with any Governmental Entity and (ii) any reports of examinations issued since January 1, 1998 by any such Governmental Entity that relate to the Insurance Companies.

(d) Except as set forth on Schedule 3.07(d), all deficiencies or violations in all reports of examination of the affairs of each Insurance Company with respect to its business (including, but not limited to, market conduct examinations) issued by any Governmental Entity for any period ending on or after January 1, 1998, have been resolved, other than deficiencies or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 3.07(e), none of the Insurance Companies is a party to any contract with or other undertaking to, or subject to any order by, or the recipient of any supervisory letter or other written communication of like effect from, any Governmental Entity which relates to its reserve adequacy or its claims, marketing, sales, trade, or underwriting practices or policies in respect of its business, nor, to the Knowledge of the Sellers, has any Insurance Company been notified by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, contract, undertaking, letter or other written communication.

(f) Schedule 3.07(f) lists the jurisdictions in which the Insurance Companies are authorized to conduct insurance business or are authorized or accredited as a reinsurer. True and correct copies of certificates of authority to conduct insurance business have been made available to Buyer. None of the Insurance Companies conducts any insurance business in any jurisdiction other than the jurisdiction or jurisdictions in which it is licensed or otherwise permitted to engage in such activity.

Section 3.08. Contracts.

(a) Schedule 3.08(a) contains a true and complete list of all the following Contracts (true and complete copies of all such written Contracts and a written description of all such oral Contracts having been made available to Buyer), currently in force, to which any of the Subject Companies is a party or by which any

Assets of any of the Subject Companies are or may be bound, as such Contracts may have been amended to the date hereof:

(1) all Contracts with any present or former officer, director, trustee or employee of any of the Subject Companies (including, but not limited to, employment Contracts and Contracts evidencing loans or advances to any such Person or any Affiliate of such Person);

(2) all Contracts providing for specific severance benefits or parachute payments;

(3) all Contracts (other than, with respect to Investment Assets, Contracts containing customary restrictions on the ability to own or operate competing real property in a specific geographic area) with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of any of the Subject Companies to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from any of the Subject Companies;

(4) all Contracts relating to the borrowing of money by any of the Subject Companies or the direct or indirect guarantee by any of the Subject Companies of any obligation of any Person (other than an agent or broker of any of the Insurance Companies) for borrowed money or other financial obligation of any Person (other than an agent or broker of any of the Insurance Companies) or any other liability of any of the Subject Companies in respect of indebtedness for borrowed money or other financial obligations of any Person (other than an agent or broker of any of the Insurance Companies), including, but not limited to, lines of credit or similar facilities;

(5) all Contracts relating to the borrowing of money from any of the Subject Companies by an agent or broker of any of the Insurance Companies or the direct or indirect guarantee by any of the Subject Companies of any obligation of an agent or broker of any of the Insurance Companies for borrowed money or other financial obligations of such agent or broker;

(6) all Contracts (other than Insurance Contracts and other Contracts entered into in the ordinary course of business) with any Person containing any provisions or covenant relating to the indemnification or holding harmless by any of the Subject Companies of any Person which is reasonably likely to result in a liability of any of the Subject Companies of one hundred thousand dollars ($100,000) or more;

(7) all leases or subleases of real property used in the conduct of the business of any of the Subject Companies and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of any of the Subject Companies, involving, in the case of each of the foregoing, annual payments in excess of seventy-five thousand dollars ($75,000);

(8) all leases or subleases of real property in which any of the Subject Companies is a lessor or sublessor, involving annual payments in excess of fifty thousand dollars ($50,000);

(9) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of any of the Subject Companies other than, in the case of each of the foregoing, any Investment Asset or Assets to be acquired or disposed of in the ordinary course of business;

(10) all Contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities, management contracts and appointments as attorneys-in-fact) between or among any of the Subject Companies, Affiliates of the Subject Companies or Seguros Atlas and no other Person, other than (i) Contracts concerning intercompany cost allocations entered into in the ordinary course of business, and (ii) reinsurance agreements and treaties required to be set forth on Schedule 3.22;

(11) all outstanding proxies (other than routine proxies in connection with annual meetings or guarantee associations), powers of attorney or similar delegations of authority of any of the Subject Companies to an unrelated Person, other than those entered into in the ordinary course of business;

(12) all Material License Agreements; and

(13) all other Contracts (other than (i) Insurance Contracts, (ii) Contracts relating to Investment Assets entered into in the ordinary course of business, and (iii) Contracts otherwise required to be set forth on Schedule 3.07(e), Schedule 3.10(a)(i) and (a)(ii), Schedule 3.10(b), Schedule 3.14(a), (d), (e) and (g), Schedule 3.21 or Schedule 3.22 and (iv) other Contracts which are expressly excluded under any other subsection of this Section 3.08) that involve or are reasonably likely to involve an aggregate payment over the remaining term of the Contract by or to any of the Subject Companies of two hundred thousand dollars ($200,000) or more.

(b) Each of the Contracts listed on Schedule 3.08(a), and each material Contract to which any of the Subject Companies is a party, is in full force and effect and constitutes a legal, valid and binding obligation enforceable by the Subject Company or Subject Companies that is or are a party thereto, and, to the Knowledge of the Sellers, by each other Person that is a party thereto, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.08(b), none of the Subject Companies is, and to the Knowledge of the Sellers, no other party to such Contract is, in breach or default of any such Contract or, with or without notice or lapse of time or both, would be, in breach or default of any such Contract, except for any breach or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09. Compliance with Applicable Law. Except as set forth on Schedule 3.09, each of the Subject Companies (a) has been and is in compliance, in all material respects, with all laws and regulations with respect to the conduct of its business in all jurisdictions in which it is presently conducting its business and (b) has filed all reports, registrations, filings or submissions required to be filed with any Governmental Entity with respect to the conduct of its business in such jurisdictions, except where the failure to file such reports, registrations, filings or submissions, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10. Intellectual Property.

(a) Schedule 3.10(a)(i) sets forth, for the Intellectual Property owned by any of the Subject Companies or as to which any Subject Company has exclusive rights (“Company-Owned Intellectual Property”), a complete and accurate list of all United States and foreign (i) patents and patent applications; (ii) Trademark registrations (including Internet domain registrations) and applications; (iii) copyright and mask work registrations and applications. Except as set forth on Schedule 3.10(a)(i), a Subject Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.10(a)(i). Schedule 3.10(a)(ii) lists all Software owned by any of the Subject Companies, except for such Software the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.10(b):

(i) The Subject Companies have not licensed or sublicensed their rights in any material Intellectual Property to any third party other than pursuant to the License Agreements, except to the extent such would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The material Company-Owned Intellectual Property and, to the Knowledge of the Sellers, all other material Intellectual Property used by the Subject Companies, has not been cancelled, expired, or abandoned, and, to the Knowledge of the Sellers, is valid and enforceable, subject in each case to the Enforceability Exceptions.

(iii) There is no pending or, to the Knowledge of the Sellers, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction involving the Company-Owned Intellectual Property, or, to the Knowledge of the Sellers, the Intellectual Property licensed to the Subject Companies or alleging that the activities or the conduct of any of the Subject Companies infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the Subject Companies’ ownership, use, validity, enforceability or registrability of any Intellectual Property. To the Knowledge of the Sellers, the use of any Intellectual Property by any of the Subject Companies in the conduct of its business as currently conducted does not breach, violate or infringe upon any intellectual property rights of any third party or require any payment for the use of any such intellectual property other than as required under a License Agreement. Except to the extent such would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no settlements, forbearances to sue, consents or similar obligations other than the License Agreements which affect the Subject Companies’ rights to any Intellectual Property. To the Knowledge of the Sellers, no third party is misappropriating, infringing, diluting or violating any Company-Owned Intellectual Property.

Section 3.11. Reserves. Except as set forth on Schedule 3.11, the statutory reserves, and other liability amounts required by SAP to be determined using actuarial methods, in the statutory statements for the year ended December 31, 2002 for each of the Insurance Companies (the “Reserves”), were, or, upon delivery of such statements, will be determined in accordance with generally accepted actuarial standards and principles consistently applied, are or will be fairly stated in accordance with sound actuarial and statutory accounting principles, are or will be based on actuarial assumptions which, to the extent required, accurately reflect applicable terms and provisions of each Insurance Contract issued by each of the Insurance Companies and meet or will meet all requirements of the insurance laws and regulations of the insurance departments of the state of domicile of each of the Insurance Companies, respectively; provided, however, that Buyer acknowledges that the mere fact that any such Reserve is, or is determined to be, inadequate shall not, in and of itself, constitute a breach of the representations and warranties set forth in this Section 3.11 and no indemnification claim may be made by Buyer on such basis.

Section 3.12. Financial Statements; Undisclosed Liabilities; Absence of Certain Changes.

(a) The Sellers have previously made available to Buyer true, complete and correct copies of audited consolidated financial statements for RFS Texas and its subsidiaries as of and for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 (the “Year End Financial Statements”). Each of the balance sheets included in the Year End Financial Statements fairly presents in all material respects the financial position of RFS Texas and its subsidiaries as of its date and each of the statements of operations and cash flow statements included in the Year End Financial Statements fairly presents in all material respects the results of operations and cash flows of RFS Texas and its subsidiaries for the period therein set forth, in each case in accordance with GAAP applied on a consistent basis (except as may be disclosed in any notes thereto).

(b) The Sellers (i) have previously made available to Buyer true, complete and correct copies of (x) the audited statutory financial statements of the Insurance Companies as filed with the insurance departments of their respective states of domicile for the years ended December 31, 2001 and December 31, 2000, and (y) the unaudited statutory financial statements of the Insurance Companies as filed with the insurance departments of their respective states of domicile for the year ended December 31, 2002, in each case together with all exhibits and schedules thereto, and (ii) will make available to Buyer true, complete and correct copies of the audited statutory financial statements of the Insurance Companies as filed with the insurance departments of their respective states of domicile for the year ended December 31, 2002, together with all exhibits and schedules thereto within three (3) Business Days of such filing ((i) and (ii) are hereinafter referred to as the “SAP Statements”). Each of the SAP Statements fairly presents or upon delivery will fairly present, in all material respects, the statutory financial condition of the Insurance Companies, respectively, at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis throughout the periods indicated except as otherwise specifically noted therein.

(c) The Subject Companies Closing Date Balance Sheet and the Subject Companies Final Balance Sheet will be prepared using the same accounting policies as used in the determination of the Subject Companies Year End Balance Sheet (except that all balances reflected on the Subject Companies Final Balance Sheet will be as of the Closing Date).

(d) The Subject Companies Financial Statements will be true, correct and complete. Each of the balance sheets included in the Subject Companies Financial Statements will fairly present in all material respects the Pro Forma Consolidated financial position of the Subject Companies as of its date and each of the statements of operations and cash flow statements included in the Subject Companies Financial Statements will fairly present in all material respects the Pro Forma Consolidated results of operations and cash flows of the Subject Companies for the period therein set forth, in each case in accordance with GAAP applied on a consistent basis, it being understood that certain balances included on such balance sheets will be as of a date prior to the date of such balance sheet, to the extent in accordance with GAAP.

(e) Except for (i) those liabilities or items set forth on Schedule 3.12(e), (ii) those liabilities that are reflected or reserved against on the balance sheets as of December 31, 2002 included in the Subject Company Financial Statements or SAP Statements (or reflected in the notes thereto), and (iii) liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, no liabilities have been incurred by any of the Subject Companies since December 31, 2002 of a character that would have to be disclosed on financial statements under GAAP or SAP, as the case may be, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Since December 31, 2002, no Material Adverse Effect has occurred nor, to the Knowledge of the Sellers, has there existed any fact or circumstance that would reasonably be expected to have a Material Adverse Effect.

(g) Schedule 3.12(g) sets forth a list, as of April 29, 2003, of all intercompany accounts in respect of the Subject Companies, on the one hand, and the Sellers and the Sellers’ Affiliates (other than the Subject Companies) on the other hand.

Section 3.13. Taxes.

(a) (i) All Tax Returns in respect of material Taxes required to be filed on or before the Closing Date by or with respect to the Subject Companies, including any consolidated, unitary, affiliated or combined Tax Return of which any Subject Company is a member (the “Subject Company Tax Returns”), have been or will be timely filed (taking into account permitted extensions) with the appropriate taxing authorities; (ii) the Subject Company Tax Returns are or will be true, complete and correct in all material respects; (iii) each of the Subject Companies has timely paid (or there has been paid on its behalf) all material Taxes with respect to the Subject Companies shown as due and payable on any Subject Company Tax Return and has timely paid (or there has been paid on its behalf) all material Taxes that are required to be paid with respect to the Subject Companies, whether or not shown on any Subject Company Tax Return; (iv) no Liens (other than Permitted Liens) for Taxes on the Assets of the Subject Companies exist; (v) none of the Subject Companies has agreed to, nor has there been agreed to on behalf of any of the Subject Companies, any extension of time within which to file any Subject Company Tax Return which has not since been filed; (vi) no written claim has ever been made by an authority in a jurisdiction where any of the Subject Companies does not file Subject Company Tax Returns that such Subject Company is or may be subject to taxation by, or is required to file a Tax Return in, that jurisdiction; and (vii) the Subject Companies have made adequate provisions on their financial statements for the payment of all Taxes not yet due and payable.

(b) Each of the Subject Companies, other than Southern County Mutual Insurance Company, is a member of the affiliated group of which WUSH is the common parent, within the meaning of Section 1504(a) of the Code (the “WUSH Affiliated Group”), and such affiliated group files a consolidated Federal Income Tax Return. None of the Subject Companies in the WUSH Affiliated Group has since January 1, 1984 been a member of an affiliated group filing a consolidated Federal Income Tax Return other than the WUSH Affiliated Group.

(c) Each of the Subject Companies has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has timely withheld and paid to the proper taxing authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, foreign person, or other third party.

(d) Schedule 3.13(d)(i) lists all Subject Company Tax Returns filed on or after January 1, 2000 that have been audited, and indicates all Subject Company Tax Returns that currently are the subject of audit. Except as set forth on Schedule 3.13(d)(i), there are not pending or, to the Knowledge of the Sellers, threatened any audits, examinations, investigations or proceedings in respect of Taxes or Tax Returns of any of the Subject Companies. The Sellers have delivered or made available to Buyer correct and complete copies of all Federal Income Tax Returns and examination reports to the extent they pertain to the Subject Companies for open Tax years or periods. Schedule 3.13(d)(ii) lists all state and foreign Tax Returns filed with respect to any of the Subject Companies for taxable periods ended after December 31, 1997.

(e) Except as set forth on Schedule 3.13(e), none of the Subject Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Except as set forth on Schedule 3.13(f), there are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect between any of the Subject Companies and any other Person under which any of the Subject Companies could be liable for Taxes or other claims of any Person.

(g) None of the Subject Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of other applicable law or regulation) by reason of a voluntary change in method of accounting, and no taxing authority has proposed in writing any such adjustment or change in method of accounting.

(h) Each of the Subject Companies taxed pursuant to Sections 831 through 848 of the Code has properly determined its gross income in a manner consistent with all applicable statutory and regulatory authority, including, for the years applicable, Treasury Regulation Section 1.832-4, and to the extent compliance with such authority required any Subject Company to change its method of determining premiums earned, such Subject Company followed the automatic change in accounting provisions of Revenue Procedure 99-49 in the first taxable year beginning after December 31, 1999.

Section 3.14. Employee Matters.

(a) Each Transferred Plan and each other plan, program, policy, contract, agreement or other arrangement providing for severance, termination pay, vacation pay, stock or stock related awards, change in control, employment agreement, deferred compensation or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is maintained by any of the Subject Companies, RFS Texas or RFS Nevada for the benefit of any Subject Company Employees or any person previously employed by a

Subject Company (each a “Subject Company Employee Plan”) or by any other entity which is considered an employer with a Subject Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any Subject Company Employee or any person previously employed by a Subject Company (together with the Subject Company Employee Plans, the “Benefit Plans”) is listed on Schedule 3.14(a) (with the Benefit Plans which are not Subject Company Plans listed separately). True and complete copies of (i) all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plan, and all amendments thereto; (ii) the three most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Benefit Plan or related trust; (iii) the most recent determination letters received from the Internal Revenue Service, if any, for each Subject Company Employee Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (iv) the most recent summary plan description, if any, of each Benefit Plan; and (v) the actuarial report, if required under ERISA, with respect to each Benefit Plan for the last three plan years ending before the date of this Agreement have been made available to Buyer.

(b) All Subject Company Employee Plans are in material compliance with ERISA, the Code, and all other applicable law. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service for all provisions for which the remedial amendment period under Section 401(b) of the Code has expired (or applied for a determination letter before the expiration of such period and not yet received it), and the Sellers have no Knowledge of any circumstances reasonably expected to result in revocation of any such favorable determination letter. Except as set forth on Schedule 3.14(b), there is no pending or, to the Knowledge of the Sellers, threatened litigation relating to any Subject Company Employee Plan other than routine claims for benefits. None of the Subject Companies or, to the Knowledge of the Sellers, any other Person has engaged in a transaction with respect to any Benefit Plan that could subject any of the Subject Companies to a tax or penalty imposed by either Section 4975, 4976 or 4980B of the Code or Section 409 or 502(i) of ERISA.

(c) No liability under Title IV of ERISA has been incurred by the Subject Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Subject Companies of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”), which payments have been or will be made when due. The PBGC has not instituted proceedings to terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted. As of December 31, 2002, the fair market value of the assets of the Pension Plan was not less than $35.57 million. All contributions and premiums required to be paid under the terms of each of the Benefit Plans and Section 302 of ERISA and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Subject Companies or an ERISA Affiliate, and no Benefit Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No Subject Company Employee Plan is described in Section 4063(a) of ERISA. Neither the Subject Company nor any ERISA Affiliate has made or suffered, or is reasonably expected to make or suffer, a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA. None of the Subject Companies has in the past six years (i) participated in any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) or (ii) incurred any liability to such a multiemployer plan that has not been satisfied in full, and none of the Subject Company Employee Plans is such a multiemployer plan.

(d) Except as set forth on Schedule 3.14(d), none of the Subject Companies is obligated to provide post-employment or retirement medical benefits to any Subject Company Employee or any person previously employed by a Subject Company, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(e) Except as set forth on Schedule 3.14(e), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of any Subject Company to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant. Except as set forth on Schedule 3.14(e), neither the Subject Companies nor any ERISA Affiliate is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f) Neither the Subject Companies nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the PBGC, the Internal Revenue Service, the Department of Labor or the Centers for Medicare and Medicaid Services other than any agreement or understanding that would not reasonably be expected to impose any material liability on Buyer, Parent or any Subject Company.

(g) Except as set forth in Schedule 3.14(g), none of the Subject Companies nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional employee benefit plan, program, or arrangement or to modify any existing Subject Company Employee Plan that would affect any Subject Company Employee or any person previously employed by any Subject Companies.

(h) Neither the Subject Companies nor RFS Texas sponsor or maintain or are obligated to contribute to any employee benefit plan, program or arrangement (including without limitation any individual employment, severance, retention or other agreements) other than the Subject Company Employee Plans.

(i) Except as set forth in Schedule 3.14(i), no person is covered by or otherwise eligible for a benefit under any Subject Company Employee Plan other than Subject Company Employees or individuals previously employed by a Subject Company (or beneficiaries thereof).

(j) Except as set forth in Schedule 3.14(j), each individual identified on Schedule 3.14(i) or Schedule 9.06(a) is fully vested in his or her benefit under the Pension Plan for Employees of Republic Financial Services, Inc. and Certain Affiliates.

Section 3.15. No Brokers. Other than Credit Suisse First Boston Corporation, the fees of which will be paid by the Sellers or an Affiliate of the Sellers (other than the Subject Companies), no broker or finder has acted directly or indirectly for the Sellers or the Subject Companies, nor have the Sellers or the Subject Companies taken any action which resulted or will result in the incurrence of any obligation of the Subject Companies or Buyer to pay any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

Section 3.16. Insurance Business.

(a) All Insurance Contracts in force are issued on policy forms issued by the Insurance Companies, and all such policy forms and amendments, applications, brochures, illustrations, advertising materials, sales literature and certificates pertaining thereto have, where required by applicable law, been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such policy forms and amendments, applications, brochures, illustrations, advertising materials, sales literature and certificates comply in all material respects with, and have been administered in all material respects in accordance with, applicable law. Any rates of the Insurance Companies which are required to be filed with or approved by any Governmental Entity have been so filed or approved and the rates used by the Insurance Companies conform in all material respects thereto.

(b) Each of the contracts and other agreements between any Insurance Company and its respective agents, managing general agencies and brokers with respect to its business is valid, binding and in full force and effect in accordance with its terms, assuming no default by any such agent, managing general agent or broker under any such contract or agreement and except for such contracts the failure of which to be valid, binding and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Insurance Companies is in default in any respect with respect to any such contract or other agreement and no such contract or other agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, in each such case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, except as would not reasonably be expected to be material, (i) each agent or broker, at the time such agent or broker wrote, sold or produced any Insurance Contract issued by any of the Insurance Companies, was duly licensed and appointed as an insurance agent or broker (for the type of business written, sold or produced by such agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for the Insurance Companies and (ii) no such agent or broker violated any term or provision of any law in connection with any such Insurance Contract.

(c) Other than policies with mold remediation buyback endorsements required by the Texas Department of Insurance to be offered to all policyholders, (i) since May 1, 2002, the Insurance Companies have not issued any Texas homeowners insurance policy that does not contain an exclusion for the cost of mold remediation beyond that which is required to repair or replace the covered property physically damaged by water or steam and (ii) no Texas homeowners insurance policy lacking such an exclusion issued by an Insurance Company will be in effect on or after May 1, 2003.

Section 3.17. Assets. Except as set forth on Schedule 3.17 and except for Assets disposed of since December 31, 2002 in the ordinary course of business: (i) each of the Subject Companies has good title to all Assets that are disclosed or otherwise reflected in the Subject Companies’ respective Financial Statements for the period ended December 31, 2002 and all Assets acquired thereafter, and all such Assets are owned by the Subject Companies, as applicable, free and clear of all Liens, other than Permitted Liens, and none of the bonds, notes, debentures and other evidences of indebtedness that constitute Investment Assets, disclosed or otherwise reflected in the Subject Companies’ respective Financial Statements are, to the Knowledge of the Sellers, not realizable in accordance with their terms except to the extent otherwise generally reflected as an impairment or an investment reserve in such Financial Statements (to the extent so required under GAAP or SAP, as the case may be) or except to the extent of any unrealizable amounts that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (ii) each of the Subject Companies owns, has a valid leasehold interest in or has a valid right under contract to use, all personal property that is material to the conduct of its business, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.17, as of the Closing Date, the Subject Companies will own, have a valid leasehold interest in or have a valid right under contract to use, all Assets necessary to conduct the businesses of the Subject Companies as conducted as of the date hereof.

Section 3.18. Real Property. Schedule 3.18 sets forth a complete and correct list of (i) all real property owned by any of the Subject Companies (together with all improvements or fixtures thereon owned by such Subject Company, the “Owned Real

Property”) and (ii) all real property in which any of the Subject Companies has a leasehold interest (the “Leased Real Property”) that is material to the conduct of the business of such Subject Company. In each case, one of the Subject Companies, as set forth on Schedule 3.18, has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, other than Permitted Liens and Liens set forth on Schedule 3.18. In each case, one of the Subject Companies, as set forth on Schedule 3.18, has a valid leasehold interest in the Leased Real Property.

Section 3.19. Environmental Matters. Except as set forth in Schedule 3.19 hereto:

(a) Each of the Subject Companies has obtained all material Permits that are required under the Environmental Laws for the operation of its business and the ownership, use and operation of the Owned Real Property and the Leased Real Property, all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and each of the Subject Companies is in full compliance with all terms and conditions of all such Permits. To the extent required by applicable Environmental Laws, each of the Subject Companies has filed (or will have filed by the Closing Date) all applications necessary to renew or obtain any Permits in a timely fashion so as to allow it to continue to operate its business in compliance with applicable Environmental Laws.

(b) Each of the Subject Companies has been and is in material compliance with all applicable Environmental Laws.

(c) The Sellers have made available to Buyer true and complete copies of all environmental studies made in the last five years by or on behalf of the Sellers, or in the Sellers’ possession, relating to the Owned Real Property, the Leased Real Property and any other property or facility previously owned, operated or leased by the Subject Companies.

(d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, agreement, order, judgment, decree, notice or demand letter existing or pending, or to the Knowledge of the Sellers, threatened, relating to the Subject Companies, the Owned Real Property, or, to the Knowledge of the Sellers, the Leased Real Property or any other property or facility previously owned, operated or leased by the Subject Companies, relating in any way to the Environmental Laws.

(e) None of the Subject Companies has, and to the Knowledge of the Sellers, no other person has, Released, discharged, or otherwise disposed, of any Hazardous Substances on, beneath or adjacent to the Owned Real Property, Leased Real Property or any property formerly owned, operated or leased by the Subject Companies, except for Releases of Hazardous Substances that are not likely to result in a claim against any of the Subject Companies or are not likely to require any of the Subject Companies to conduct a Cleanup.

(f) None of the Subject Companies has entered into any agreement, excluding Insurance Contracts and real property leases, that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

(g) None of the Subject Companies has entered into any agreement, excluding Insurance Contracts and real property leases, that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities or costs arising out of or in connection with exposure to asbestos or asbestos containing materials, or property damage allegedly caused by the presence of asbestos or asbestos containing materials.

(h) To the Knowledge of the Sellers, none of the Subject Companies holds a security interest in any property that is subject to a claim under applicable Environmental Laws or at which there has been a Release of Hazardous Substances that is likely to result in an obligation to conduct a Cleanup which, in either case, is sufficiently significant as to materially impair the ability of the borrower to repay the secured obligation, would materially impair the value of the secured property, or is likely to subject the Subject Company to a direct legal obligation to conduct a Cleanup.

Section 3.20. Books and Records. The Books and Records are consistent with and accurately reflect the business of the Subject Companies in all material respects.

Section 3.21. Insurance. Schedule 3.21 sets forth a list of all policies and binders of fire, liability, product liability, workers’ compensation, vehicular and other insurance covering the Subject Companies as of the date of this Agreement, other than (a) reinsurance treaties and agreements listed on Schedule 3.22, and (b) policies in respect of which any of the Subject Companies is an insured mortgagee or lessor. The policies and binders listed on Schedule 3.21 are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer).

Section 3.22. Reinsurance. Schedule 3.22 contains (x) a true and complete list of all reinsurance treaties and agreements (including retrocessional agreements) covering all new and renewal business written since January 1, 1995 to which any of the Insurance Companies is a party and (y) that certain Quota Share Reinsurance Agreement and Addendum No. 1 between Republic-Vanguard Insurance Company (as reinsured) and Republic Insurance Company (as reinsurer), effective January 1, 1996, covering run-off business. Assuming no default by any party other than any of the Insurance Companies, all such treaties and agreements set forth in Schedule 3.22, other than those which have been voided or commuted, are in full force and effect to the respective dates noted thereon; none of the Insurance Companies nor, to the Knowledge of the Sellers, any other party thereto is in default in any material respect as to any provision thereof; and to the Knowledge of the Sellers, except as set forth on Schedule 3.22, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. Other than as set forth on Schedule 3.22, since January 1, 1995 none of the Insurance Companies or any reinsurer under any reinsurance agreement has given any written notice of termination, commutation, voidance or cancellation or, to the Knowledge of the Sellers, has threatened termination, commutation, voidance or cancellation with respect to any such reinsurance agreement. Other than as set forth on Schedule 3.22, to the Knowledge of the Sellers, there is no dispute under any such reinsurance agreement in respect of which one or more of the Insurance Companies is a ceding company.

Section 3.23. Relationship with XL Insurance Ltd. The businesses of the Subject Companies are conducted in compliance with the Second Amended and Restated Agreement for the Sale and Purchase of Winterthur International, dated as of February 15, 2001, other than in such instances where non-compliance has been waived, and such waivers are, and will be, in full force and effect following the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Parent and Buyer hereby jointly and severally represents and warrants to the Sellers as follows:

Section 4.01. Organization and Standing. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Neither Parent nor Buyer has conducted any operations or incurred any liabilities or obligations other than arising under or in connection with its formation and the transactions contemplated hereby.

Section 4.02. Authorization. Each of Parent and Buyer has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action of Parent and Buyer, and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and, assuming due authorization, execution and delivery by the Sellers, this Agreement constitutes a legal, valid and binding obligation of Parent and Buyer enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03. Consents and Approvals. Except (i) for filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction and (ii) as set forth in Schedule 4.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with any Governmental Entity or any other Person, is required on the part of Parent or Buyer in connection with the execution and delivery of this Agreement or the consummation by Parent and Buyer of the transactions contemplated hereby (including, without limitation, the Reorganization).

Section 4.04. No Conflict or Violation. Except as disclosed in Schedule 4.04, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and Buyer in accordance with the terms and conditions hereof, will not (i) violate any provision of Parent’s or Buyer’s (a) certificate of incorporation, (b) bylaws or (c) other charter or organizational document; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to any requirement to obtain any authorization, consent or approval under any Contract to which Parent or Buyer is a party or by or to which Parent or Buyer or any of their respective assets or properties may be subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, foreign or domestic, binding upon Parent or Buyer, or upon their respective assets or businesses; or (iv) violate any statute, law or regulation of any jurisdiction as each statute, law or regulation relates to Parent or Buyer or to their respective assets or businesses, except, in the case of clauses (ii) through (iv) of this Section 4.04, for such violations, breaches, conflicts, modifications, accelerations, terminations, defaults or impairments or required authorizations, consents or approvals as would not impair the ability of Parent and Buyer to perform their obligations under this Agreement.

Section 4.05. Actions Pending. Except as set forth in Schedule 4.05, there is no action, suit, investigation or proceeding pending or, to the Knowledge of Parent or Buyer, threatened against Parent or Buyer, or any of their respective properties or rights, by or before any court, arbitrator or administrative or Governmental Entity, which action, suit, investigation or proceeding would impair the ability of Parent and Buyer to perform their obligations under this Agreement.

Section 4.06. Financing. Parent has delivered to the Sellers a complete and correct fully executed copy of the Securities Purchase Agreement (the “Financing Agreement”) required by Parent in connection with the consummation of the transactions contemplated hereby, a copy of which is attached hereto as Exhibit B. The Financing Agreement is in full force and effect and constitutes the only understanding of the investors and Parent with respect to the investors’ obligations to fund such financing. Such financing, together with the other funds available to Parent, will provide Parent with sufficient funds to cause Buyer to consummate the transactions contemplated hereby.

Section 4.07. Resources. Following the Closing Date, Parent and Buyer will have sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations after Closing under the terms of this Agreement.

Section 4.08. Securities Laws Matters. Buyer is acquiring the Shares for its own account for investment purposes only and not for purposes of, or with a view to, or for offer or sale in connection with, any distribution.

Section 4.09. No Brokers. No broker or finder has acted directly or indirectly for Parent or Buyer, nor have Parent or Buyer taken any action which resulted or will result in the incurrence of any obligation of Parent or Buyer or of the Sellers or the Subject Companies (other than fees owed to Credit Suisse First Boston Corporation in connection with the Sellers’ or their Affiliates’ (other than the Subject Companies) retention thereof) to pay any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Each of the Sellers, Parent and Buyer covenant as follows for the period from the date of this Agreement through the Closing Date:

Section 5.01. Right of Access and Inspection. The Sellers shall cause the Subject Companies to afford to the respective officers, employees, consultants, accountants, actuaries, attorneys and other designated agents (“Representatives”) of Parent and Buyer access, upon reasonable notice, during normal business hours and in a manner so as not to disrupt the orderly conduct of business of the Sellers or the Subject Companies, to the Books and Records (and, with respect thereto, to make copies thereof), properties and employees of the Sellers and the Subject Companies, as Parent or Buyer may reasonably request.

Section 5.02. Conduct of Business.

(a) The Sellers shall cause each of the Subject Companies to use its reasonable best efforts to (i) preserve intact its present organization, business and franchise; (ii) maintain in effect all material licenses, approvals, qualifications, registrations and authorizations necessary to carry on its business as currently conducted; (iii) preserve material existing relationships with its employees and agents, other distribution sources, customers, lenders, suppliers, regulators, rating agencies and others with which it has material business relationships; (iv) continue its advertising and promotional activities, pricing and purchasing policies, operations and business plan implementation consistent with past practice; (v) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of its assets, properties, business, operations, employees, officers or directors except as required by applicable law; and (vi) not undertake any material new business initiatives.

(b) Without the prior written consent of Parent, which consent shall not be unreasonably withheld, unless required by applicable law to take such action, the Sellers will not, and will cause the Subject Companies not to:

(i) take or omit to take any action that would be reasonably likely to cause any of the representations and warranties made by the Sellers in this Agreement to become untrue;

(ii) take any action that would prevent or materially impair the ability of the Sellers to consummate the transactions contemplated by this Agreement, including, without limitation, actions that would be reasonably likely to prevent or materially impair the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) (A) change the authorized or issued capital stock of the Subject Companies; (B) grant any stock option, warrant, or other right to purchase shares of capital stock of any of the Subject Companies; (C) issue any security convertible into capital stock of any of the Subject Companies; (D) reclassify, combine, split, subdivide, purchase, redeem, retire, issue, sell, or otherwise acquire or dispose of, directly or indirectly, any shares of capital stock of any of the Subject Companies; or (E) sell or pledge any stock or other equity interests owned by any of the Subject Companies, other than sales of Investment Assets in the ordinary course of business consistent with past practice;

(iv) (A) amend or change the certificate of incorporation or by-laws of any of the Subject Companies; or (B) merge any Subject Company with or into or consolidate any Subject Company with any other Person;

(v) (A) cause a Subject Company to acquire (including by way of portfolio reinsurance, merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (B) liquidate, dissolve or wind up, or dispose of all or substantially all of the assets (including a disposition, by way of portfolio reinsurance, whether on an indemnity or assumption basis) of, any of the Subject Companies; or (C) organize any new subsidiary of any of the Subject Companies;

(vi) (A) cause a Subject Company to declare, issue, make or pay any dividend or distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders or (B) cause a Subject Company to make or receive any capital contribution, capital infusion or other capital investment;

(vii) change in any material respect the policies, practices or principles of any of the Subject Companies with respect to accounting, reserving (from the reserving policies, practices or principles in effect as of December 31, 2002), hedging, or investing or otherwise engaging in derivatives transactions, underwriting or claims administration or reinsurance;

(viii) other than in the ordinary course of business consistent with past practice, dispose of, permit to lapse, waive, release or assign any rights, or settle any claims, with respect to any material Intellectual Property;

(ix) amend or terminate any Subject Company Employee Plan except as may be required by applicable law or amend or terminate any other Benefit Plan except as may be required by applicable law or insofar as such amendment does not relate to Subject Company Employees;

(x) with respect to any Subject Company Employee, enter into or amend any employment contract, or increase compensation, wages or bonuses other than increases and bonuses entered into in the ordinary course of business consistent with past practice (other than any officers or directors of the Subject Companies), or commit or agree to any changes in severance terms or policies of any Subject Company;

(xi) change in any material respect the terms for, or policies with respect to, the payment of commissions to any agent of the Subject Companies;

(xii) cause a Subject Company to (A) make a request for a Tax ruling from or enter into a closing agreement with, any taxing authority, (B) settle or compromise any claim, action, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (C) make any elections with respect to Taxes or change any method of accounting for Tax purposes.

(xiii) cause a Subject Company to make any loan other than loans made in the ordinary course of business consistent with past practice;

(xiv) enter into or amend any Contract of a type that would be required to be listed on Schedule 3.08(a) other than in the ordinary course of business consistent with past practice; or

(xv) enter into, amend or modify any reinsurance agreement or treaty;

(xvi) cause an Insurance Company to amend, modify or otherwise revise any forms of insurance policy that result in a material change in risk or coverage;

(xvii) cause an Insurance Company to implement any material rate increase or decrease;

(xviii) except as otherwise set forth in Schedule 5.02(b), transfer any assets out of any segregated account or trust where such assets are earmarked or reserved for the payment of liabilities under any Transferred Plan; and

(xix) agree to do any of the foregoing.

(c) None of the provisions of this Section 5.02 shall prevent the Sellers or the Subject Companies from (i) selling the limited partnership interests in Winterthur U.S. Fund, L.P. and Winterthur U.S. Fund, L.P. II to one of the Sellers or one or more Affiliates of the Sellers (other than the Subject Companies) for a cash purchase price equal to the GAAP book value of such interests as of the date of transfer, (ii) completing the Reorganization or (iii) taking any action set forth on Schedule 5.02 or otherwise contemplated by this Agreement.

Section 5.03. Cooperation. Each party shall use its reasonable best efforts, in cooperation with the other party, to satisfy all conditions precedent to the consummation of the transactions contemplated by this Agreement and the Financing Letters.

Section 5.04. Regulatory Approvals.

(a) Each of the Sellers, Parent and Buyer shall use its reasonable best efforts, and shall reasonably cooperate with each other in such efforts, to obtain the approvals of all Governmental Entities required to be obtained by the Sellers, Parent or Buyer or by any Affiliate of the Sellers, Parent or Buyer in order to consummate the transactions contemplated by this Agreement. The Sellers, Parent and Buyer shall make and cause their respective subsidiaries to make all necessary notices and filings as soon as practicable, including, without limitation, those required by the antitrust, competition or similar laws in any foreign countries where a filing or notification is necessary or advisable and applicable insurance laws, in order to facilitate prompt consummation of the transactions contemplated by this Agreement. Each of the Sellers, Parent and Buyer hereby covenants to cooperate with the other to the extent reasonably necessary to assist in making any reasonable supplemental presentation to the foreign antitrust or competition authorities and state insurance departments, and if requested by any of them, to promptly amend or furnish such additional information thereunder. The Sellers, Parent and Buyer shall use reasonable best efforts to provide such information and communications to any Governmental Entity as such Governmental Entity may reasonably request.

(b) The Sellers acknowledge that in any change of control or similar filing which Parent or Buyer is required under applicable law to make in connection with the transactions contemplated by this Agreement, Parent and Buyer may be required to disclose those certain activities relating to Parent’s and Buyer’s business plan with respect to the Subject Companies as set forth on Schedule 5.04(b) (each, a “Stage Two Activity”). If the Texas Department of Insurance, the Oklahoma Department of Insurance, the California Department of Insurance or the Arizona Department of Insurance object to any such Stage Two Activity or, in the reasonable opinion of the Sellers, any Stage Two Activity is preventing or delaying in any manner the approval of the Texas Department of Insurance, the Oklahoma Department of Insurance, the California Department of Insurance or the Arizona Department of Insurance with respect to the transactions contemplated by this Agreement, Buyer and Parent shall, upon the request of the Sellers, promptly abandon such Stage Two Activity and amend the change of control filing or, if necessary, submit a new filing to the Texas Department of Insurance, the Oklahoma Department of Insurance, the California Department of Insurance or the Arizona Department of Insurance, as applicable, and such amended or new filing shall reflect Parent’s and Buyer’s abandonment of the Stage Two Activity which was the subject of the Texas Department of Insurance’s, the Oklahoma Department of Insurance’s, the California Department of Insurance’s or the Arizona Department of Insurance’s objection or which prevented or delayed the Texas Department of Insurance’s, the Oklahoma Department of Insurance’s, the California Department of Insurance’s or the Arizona Department of Insurance’s approval.

(c) The Sellers, Parent and Buyer will provide each other and their counsel the opportunity to review in advance and comment on all applications and other filings to be filed or submitted to Governmental Entities (other than confidential portions thereof) in connection with this Agreement, and shall provide to the other copies of all non-confidential portions of such applications and filings when filed or submitted with any Governmental Entity. The Sellers, Parent and Buyer shall keep the other apprised of the status of matters relating to obtaining the necessary regulatory approvals. It is expressly understood by the Sellers, Parent and Buyer that each shall use reasonable best efforts (including the provision of reasonable advance notice) to ensure that representatives of both the Sellers and Parent shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity relating to this Agreement and the transactions contemplated hereby. In particular, Parent and Buyer shall provide Sellers with full access to its discussions and proceedings with the Texas Department of Insurance, the Oklahoma Department of Insurance, the California Department of Insurance or the Arizona Department of Insurance in order to enable Sellers to implement Section 5.04(b).

Section 5.05. Notification of Changes. Each party shall give each other prompt notice after it has obtained Knowledge of (a) any fact or circumstance which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made by it or the other party hereto in this Agreement, whether as of the date such representation and warranty was made or as of the date such Knowledge was obtained and (b) any failure on its part or the part of the other party hereto to comply with or satisfy in any material respect any covenant, condition or agreement which they are to comply with or satisfy under this Agreement and (c) any adverse change affecting its ability or the ability of the other party hereto to perform its obligations under this Agreement.

Section 5.06. Confidentiality of Information. All books, records, data and information (collectively, the “Information”) furnished by the Sellers or any of the Subject Companies, on the one hand, or Parent or Buyer on the other hand, to each other in connection with the transactions contemplated by this Agreement shall remain and be deemed to be the exclusive property of the party furnishing the Information unless and until the Closing occurs. All Information furnished by Parent or Buyer to the Sellers or any of the Subject Companies, shall be held in strict confidence thereby to the extent such information is not publicly available and shall not be used by such party for any purpose other than consideration of the transactions contemplated by this Agreement and obtaining consents and approvals of Governmental Entities for such transactions. All information furnished by any of the Sellers, any of the Subject Companies or any of their respective Affiliates to Parent or Buyer, shall be deemed to be covered by, and shall be treated in accordance with, the Confidentiality Agreement as if such Information were Evaluation Materials (as defined in the Confidentiality Agreement) and shall not be used by Parent or Buyer for any purpose other than consideration of the transactions contemplated by this Agreement and obtaining consents and approvals of Governmental Entities for such transactions. In the event that the transactions contemplated by this Agreement are not consummated, each party shall return all Information in its possession which is deemed to be the exclusive property of any other party, together with all copies thereof, and shall continue to hold such Information in strict confidence and not use such information for any purpose whatsoever. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated herein, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated herein (including the identity of any party and any information that could lead another to determine the identity of any party), or any information to the extent that such disclosure could result in a violation of any federal or state securities law.

Section 5.07. Intercompany Accounts. All intercompany balances (including without limitation any outstanding balances of the intercompany accounts listed on Schedule 3.12(g)), other than with respect to recoveries under any intercompany reinsurance treaties, in respect of the Subject Companies, on the one hand, and the Sellers and the Sellers’ Affiliates (other than the Subject Companies), on the other hand, shall have been satisfied and all commitments with respect thereto shall have been terminated on or before the Closing Date.

Section 5.08. No Solicitation. Each of the Sellers agrees, and agrees to cause their Affiliates (including the Subject Companies), not to, directly or indirectly, through any officer, director, employee, Representative or agent thereof, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or would lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving any of the Subject Companies or the Assets or capital stock thereof, other than a transaction with Parent or Buyer and/or their Affiliates (any of the foregoing inquires or proposals being referred to herein as an “Acquisition Proposal”) or (ii) engage in any negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal. The Sellers agree, and agree to cause their Affiliates (including the Subject Companies) to, immediately cease any existing discussions or negotiations with any third parties with respect to an Acquisition Proposal. The Sellers agree to notify Parent immediately after receipt by the Sellers of any Acquisition Proposal, such notice to be oral and in writing and to include the identity of the offeror and terms and conditions of such Acquisition Proposal.

Section 5.09. Subject Companies Financial Statements. No later than (i) May 31, 2003, the Sellers shall deliver to Buyer (x) true, complete and correct copies of unaudited Pro Forma Consolidated financial statements (prepared in accordance with GAAP applied on a consistent basis, it being understood that certain balances included on such balance sheet will be as of a date prior to the date of such balance sheet, which is in accordance with GAAP) relating to the Subject Companies as of and for the years ended December 31, 2002 and December 31, 2001 and (y) a schedule setting forth all of the anticipated changes to the Subject Companies Year End Balance Sheet resulting from the transactions contemplated hereby and (ii) June 30, 2003, the Sellers shall deliver to Buyer true, complete and correct copies of audited Pro Forma Consolidated financial statements (prepared in accordance with GAAP applied on a consistent basis, it being understood that certain balances included on such balance sheet will be as of a date prior to the date of such balance sheet, which is in accordance with GAAP) relating to the Subject Companies for the year ended December 31, 2002 (the financial statements in clauses (i)(x) and (ii) referred to collectively as the “Subject Company Financial Statements”).

Section 5.10. Winterthur Funds. The Sellers shall cause the Subject Companies to sell any and all of their limited partnership interests in Winterthur U.S. Fund, L.P. and Winterthur U.S. Fund, L.P. II to one of the Sellers or one or more Affiliates of the Sellers (other than the Subject Companies) for a cash purchase price equal to the GAAP book value of such interests as of the date of transfer and the terms of such sale shall include a full release, evidenced by documentation reasonably satisfactory to Buyer, from any and all obligations and commitments with respect to such funds.

Section 5.11. Monthly Financial Summaries. Within ten (10) Business Days after the end of each month ending after the date of this Agreement, the Sellers shall deliver to Buyer a copy of the financial summary relating to the Subject Companies for such month end which is delivered to WUSH in the ordinary course.

ARTICLE VI

TAX MATTERS

Section 6.01. Tax Indemnification.

(a) The Sellers, jointly and severally, shall be liable for and shall indemnify and hold Buyer and its Affiliates harmless from and against all Taxes imposed upon any of the Subject Companies with respect or pursuant to (i) any Pre-Closing Tax Period and (ii) Treasury Regulations Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Tax Period ((i) and (ii) being referred to as a “Tax Loss”); provided, however, that the Sellers shall not be liable for and shall not be required to indemnify and hold Buyer harmless from and against any Taxes attributable to any extraordinary transaction (i.e., any transaction not in the ordinary course of business) occurring after the Closing and such amounts shall not be treated as Taxes for purposes of determining the Tax Loss, and the Sellers shall only be liable for and shall only be required to indemnify and hold Buyer harmless from and against the

Tax Loss to the extent, if any, that the aggregate amount of Tax Losses arising under this Section 6.01(a) exceeds the amount accrued for Taxes (other than deferred Taxes) in the Subject Companies Final Balance Sheet (the “Excepted Amount”). Buyer shall be liable for and shall pay (and shall promptly indemnify and hold the Sellers and their Affiliates harmless from and against) all Taxes of or attributable to the Subject Companies that are not indemnifiable or payable by the Sellers pursuant to the previous sentence. The term “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date. The term “Post-Closing Tax Period” shall mean all taxable periods that begin after the Closing Date and the portion beginning after the Closing Date of any taxable period that includes (but does not end on) the Closing Date. No right of indemnity against the Sellers shall arise with respect to liability for Taxes that result from a change of any Tax election, accounting method or procedure of any of the Subject Companies that is made after the Closing Date.

(b) For purposes of this Section 6.01, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, premiums, wages, capital expenditures or expenses, be deemed to be equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Buyer and the Sellers agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

(c) Subject to paragraph (d) below, any payment by the Sellers pursuant to this Section 6.01 shall be made (i) if reflected on a Tax Return prepared by, or at the direction of, Buyer pursuant to Section 6.03(b), contemporaneously with the filing of such Tax Return and (ii) in all other cases, not later than 10 days after receipt by the Sellers of written notice from Buyer stating (1) that a Tax Loss has been paid or reflected on a Tax Return filed by Buyer, any of its Affiliates or, effective upon the Closing, any of the Subject Companies, (2) the amount by which such Tax Loss exceeds the Excepted Amount and (3) the amount of the indemnity payment requested.

(d) Except as otherwise provided in this Section 6.01(d), if any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) is delivered, sent, commenced or initiated against Buyer, any of its Affiliates or, effective upon the Closing, any of the Subject Companies by any taxing authority, Buyer shall be solely responsible for controlling the defense of such Tax Claim. If any Tax Claim in respect of which indemnity may be sought by Buyer or its Affiliates pursuant to this Section 6.01 is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, any of the Subject Companies, Buyer shall promptly notify the Sellers of such Tax Claim within 15 days of Buyer’s receipt of written notice of such Tax Claim and shall give the Sellers such information with respect thereto as the Sellers may reasonably request. The Sellers may discharge, at any time, its indemnification obligation under this Section 6.01 by paying to Buyer the amount of the applicable Tax Loss in excess of the Excepted Amount, calculated on the date of such payment. The Sellers may, at its own expense, participate in and, upon timely written notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit); provided, however, that, notwithstanding anything to the contrary set forth herein, (i) the Sellers shall keep Buyer fully informed of any proceedings, events and developments related to or in connection with such Tax Claim; (ii) Buyer shall be entitled to receive copies of all correspondence and documents related to such Tax Claim; (iii) the Sellers shall consult with Buyer and shall not enter into any settlement with respect to any such Tax Claim without Buyer’s prior written consent, which shall not be unreasonably withheld; (iv) at its own cost and expense, Buyer shall have the right to participate in (but not control) the defense of such Tax Claim. The costs and expenses (including the cost of counsel) incurred in contesting any such Tax Claim shall be borne by the party that would be liable for any Tax liability resulting from such Tax Claim under this Agreement. Buyer and its Affiliates (including the Subject Companies after the Closing) agree to cooperate with the Sellers in pursuing any Tax Claim. The Sellers shall reimburse Buyer and/or such Affiliates for any reasonable out-of-pocket expenses incurred in connection with such cooperation, including the cost of counsel. Whether or not the Sellers choose to defend or prosecute any Tax Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. The Sellers shall not be liable under this Section 6.01 for (i) any Tax Claim, the payment of which was made without the Sellers’ prior written consent, which shall not be unreasonably withheld, unless the Sellers refused to participate in the proceedings and assume the defense of such Tax Claim or (ii) any settlements effected without the consent of the Sellers, which shall not be unreasonably withheld, or resulting from any Tax Claim, in which the Sellers were not permitted by Buyer an opportunity to participate. Notwithstanding any other provision of this Agreement, the Sellers shall not have the right to control, defend, settle, compromise or contest any Tax Claim to the extent that Buyer and its Affiliates waives their right to indemnification from the Sellers with respect to such Tax Claim.

Section 6.02. Tax Sharing Agreements. All Tax sharing agreements or similar agreements, written or unwritten (other than those provided by this Agreement), with respect to or involving any of the Subject Companies, shall be terminated as of the Closing Date and, after the Closing Date, none of the Subject Companies shall be bound thereby or have any liability thereunder.

Section 6.03. Return Filings, Payments, Refunds and Credits.

(a) The Sellers shall include each of the Subject Companies in the WUSH Affiliated Group for the Pre-Closing Tax Period in the federal consolidated Income Tax Return of the WUSH Affiliated Group and any state consolidated, combined or unitary Income Tax Returns that are required or in which the Sellers were included for the immediately preceding Tax year and that include any of the Subject Companies in the WUSH Affiliated Group (the “Consolidated Returns”), and shall file and be responsible for the payment of and the remitting of all Taxes reflected on such Consolidated Returns. Buyer shall cause each of the Subject Companies in the WUSH Affiliated Group to provide to the Sellers on a timely basis pro forma Income Tax Returns for the Pre-Closing Tax Period to be included in the Consolidated Returns, and the Consolidated Returns shall be prepared and filed in a manner that is consistent with such pro forma Income Tax Returns to the extent that such pro forma Income Tax Returns are not in conflict with past practices used by the WUSH Affiliated Group in filing Consolidated Returns (except to the extent such past practice is inconsistent with applicable law). The Sellers shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns with respect to each of the Subject Companies, other than the Consolidated Returns, due on or before the Closing Date (taking into account extensions) and shall be responsible for remitting or causing to be remitted all Taxes reflected on such Tax Returns prior to the Closing Date. Copies of all such Tax Returns (or the portion thereof relating to the Subject Companies) shall be furnished to Buyer.

(b) Buyer shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all Tax Returns, other than the Consolidated Returns referred to in Section 6.03(a), with respect to each of the Subject Companies due after the Closing Date (taking into account extensions) and shall be responsible for remitting all Taxes reflected on such Tax Returns, subject to indemnification therefor to the extent provided in Section 6.01. Buyer shall furnish to the Sellers copies of all such Tax Returns prepared and filed by Buyer (or the relevant portion thereof relating to any of the Subject Companies) that include a Pre-Closing Tax Period.

(c) Except in the case of refunds attributable to carrybacks from Post-Closing Tax Periods, any refunds with respect to Income Tax Returns paid to Buyer or the Subject Companies for any period (or portion thereof) ending on or before the Closing Date shall be paid to the Sellers by Buyer within three (3) Business Days after receipt in cash or as a credit to Buyer’s or Buyer’s Affiliates’ Tax liability. Neither Buyer, nor any of its Affiliates, or any of the Subject Companies shall amend any Tax Return with respect to the Subject Companies for a Pre-Closing Tax Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Section 6.04. Allocation of Purchase Price. Prior to the Closing Date, the Purchase Price shall be allocated among each of the Subject Companies as shall be determined by arm’s length negotiations between the Sellers and Buyer. The Sellers and Buyer agree to allocate any Post-Closing Adjustment made pursuant to Section 2.04 among each of the Subject Companies as soon as reasonably practicable after such adjustment is made. The Sellers and Buyer shall be bound by the allocation of the Purchase Price and any Post-Closing Adjustment made pursuant to this Section 6.04 for all purposes, including Tax and financial accounting purposes.

Section 6.05. Assistance and Cooperation. After the Closing, each of Buyer and the Sellers shall (a) cooperate fully in preparing any Tax Returns of the Subject Companies, (b) make available to the other and to any taxing authority as reasonably requested all information and documents relating to Taxes of the Subject Companies, (c) provide timely notice to the other in writing of any pending or threatened Tax Claim with respect to the Subject Companies for any taxable period for which the other party may have liability under this Article VI, and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax Claim with respect to any taxable period for which the other may have liability under this Article VI.

Section 6.06. Characterization of Indemnification Payments. All amounts paid by the Sellers to Buyer or its Affiliates or by Buyer to the Sellers or its Affiliates pursuant to this Article VI or Article XI shall be treated as adjustments to the Purchase Price for all Tax purposes.

Section 6.07. Survival of Tax Claims. Notwithstanding any other provision of this Agreement to the contrary, any obligations of the parties pursuant to this Article VI shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings thereof) relating to the Taxes at issue.

Section 6.08. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article VI shall be the exclusive means by which any party may recover Tax Losses from any other party with respect to any claim related thereto.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATION

OF PARENT AND BUYER TO CLOSE

Parent’s and Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Parent and Buyer to the extent permitted by law.

Section 7.01. Representations, Warranties and Covenants.

(a) The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations refer to an earlier date) on and as of the Closing Date as though made on and as of the Closing Date.

(b) The Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date.

(c) On the Closing Date, each of the Sellers shall have delivered to Parent and Buyer certificates dated as of the Closing Date, and signed by a senior officer of each of the Sellers, respectively, certifying that the conditions set forth in Section 7.01(a) and (b) have been satisfied.

Section 7.02. Approvals and Consents. The approvals and consents listed on Schedules 3.03 and 4.03 hereto shall have been obtained without any conditions, restrictions or limitations materially adverse to Buyer or the interests of Buyer; provided, however, that any restriction or limitation relating to any Stage Two Activity shall be ignored for purposes of this condition; and provided, further, that if the Sellers cannot obtain a consent listed in Schedule 3.03 from a Person other than a Governmental Entity, the Sellers shall have the option (but not the requirement) to provide Parent and Buyer with substantially equivalent arrangements with respect to the item for which such consent could not be obtained, in which event the condition contained in this Section 7.02 shall be deemed satisfied. All applicable waiting periods (and any extensions thereof) under any federal, state or foreign statute or regulation, and under any applicable foreign antitrust, competition or similar law, shall have expired or been terminated, or any consent or approval thereunder been obtained.

Section 7.03. Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order, statute, rule, regulation, executive order or any order of any nature directing that the transactions contemplated by this Agreement not be consummated as herein provided and there shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any Governmental Entity challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit or make materially more costly to Parent, Buyer or the Subject Companies the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

Section 7.04. Financing. The financing contemplated in the Financing Agreement shall have been obtained on substantially the terms set forth therein or on terms otherwise reasonably acceptable to Parent.

Section 7.05. Material Adverse Effect. From the date of this Agreement, no Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would reasonably be expected to have, a Material Adverse Effect.

Section 7.06. Investment Portfolio. As of a date not more than 5 days prior to the Closing Date, the Investment Portfolio shall consist, based on market value, of at least 97% of cash or cash equivalents or fixed income securities rated by the Securities Valuation Office of the National Association of Insurance Commissioners as 2 or better or

Standard & Poor’s Corporation as BBB or better or Moody’s Investor Services, Inc. as Baa or better or shall otherwise be reasonably acceptable to Parent.

Section 7.07. Transfer of Employee Plans. The Sellers shall have transferred to RUIC exclusive sponsorship of each plan set forth on Schedule 7.07 (the “Transferred Plans”). The Sellers shall have (i) transferred to RUIC all assets held (other than assets held by the Subject Companies) on the Closing Date in any segregated account where such assets are earmarked or reserved for the payment of benefits under a Transferred Plan and (ii) caused RUIC to be treated as the sole settler of any trust where such assets are earmarked or reserved for the payment of benefits under a Transferred Plan with all of the rights presently held by the Sellers and any of their Affiliates thereunder, including without limitation, the respective trusts established in connection with the Republic Financial Services, Inc. Pension Restoration Plan and the Republic Financial Services, Inc. Deferred Compensation Plan. The Sellers shall have caused the assets and liabilities attributable to each individual identified on Schedule 3.14(i) or Schedule 9.06(a) under the Profit Sharing Plan for Employees of Republic Financial Services, Inc. and Certain Affiliates (the “RFS 401(k) Plan”) to be transferred to any other defined contribution plan maintained by the Sellers or any of their Affiliates (other than the Subject Companies) in manner that does not adversely affect the tax qualified status of the RFS 401(k) Plan or otherwise impose any liability on the RFS 401(k) Plan, Parent, Buyer or any of the Subject Companies, and the Sellers shall have caused such individuals to cease to be participants in or otherwise eligible for benefits under the RFS 401(k) Plan. The Sellers shall have caused the liabilities attributable to each individual identified on Schedule 3.14(i) or Schedule 9.06(a) under the Republic Financial Services, Inc. Deferred Compensation Plan and the Republic Financial Services, Inc. Pension Restoration Plan to be assumed by the Sellers or any of their Affiliates (other than the Subject Companies) and shall have caused such individuals to cease to be participants in or otherwise eligible for benefits under the Republic Financial Services, Inc. Deferred Compensation Plan and the Republic Financial Services, Inc. Pension Restoration Plan.

Section 7.08. Reinsurance Agreement. The Sellers shall have delivered to Buyer a copy of the Reinsurance Agreement executed by the reinsurer.

Section 7.09. Winterthur Funds. The Sellers shall have caused the Subject Companies to sell those certain limited partnership interests as set forth in Section 5.10 hereof.

Section 7.10. Addendum No. 3 to Excess of Loss Reinsurance Agreement. The Sellers shall have delivered to Buyer an executed copy of Addendum No. 3 to the Excess of Loss Reinsurance Agreement in the form attached hereto as Exhibit C.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION

OF THE SELLERS TO CLOSE

The Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers to the extent permitted by law.

Section 8.01. Representations, Warranties and Covenants.

(a) The representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct on and as of the date of this Agreement and (except to the extent such representations refer to an earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct would not impair the ability of Parent and Buyer to perform their obligations under this Agreement.

(b) Parent and Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent and Buyer on or prior to the Closing Date.

(c) On the Closing Date, each of Parent and Buyer shall have delivered to the Sellers a certificate dated as of the Closing Date, and signed by a senior officer of Parent or Buyer certifying that the conditions set forth in Section 8.01(a) and (b) have been satisfied.

Section 8.02. Approvals and Consents. The approvals and consents listed in Schedule 3.03 and 4.03 hereto shall have been obtained. All applicable waiting periods (and any extensions thereof) under any federal, state or foreign statute or regulation, and under any applicable foreign antitrust, competition or similar law, shall have expired or been terminated, or any consent or approval thereunder been obtained.

Section 8.03. Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order, statute, rule, regulation, executive order or any order of any nature directing that the transactions contemplated by this Agreement not be consummated as herein provided and there shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any Governmental Entity challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit or make materially more costly to the Sellers the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions.

Section 8.04. Addendum No. 3 to Excess of Loss Reinsurance Agreement. Buyer shall have delivered to the Sellers an executed copy of Addendum No. 3 to the Excess of Loss Reinsurance Agreement in the form attached hereto as Exhibit C.

ARTICLE IX

POST-CLOSING COVENANTS

Section 9.01. Cooperation. After Closing, the Sellers, Parent and Buyer shall, and Parent and Buyer shall cause the Subject Companies to, cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement. Parent and Buyer shall afford or cause to be afforded to any indemnifying party pursuant to Article VI or XI hereof such access to all books, records and personnel of Parent or Buyer or any of their respective Affiliates, including, without limitation, the Subject Companies, as shall be reasonably requested with respect to any claim or assertion of any Loss or Tax Loss.

Section 9.02. Post-Closing Obligation to Obtain Permits. Following the Closing, the Sellers, Parent and Buyer will, and Parent and Buyer will cause the Subject Companies to, cooperate fully in obtaining all necessary additional foreign, federal, state, local and any other approval and/or consents and complying with any notice or filing requirements of any such jurisdiction, as may be required in connection with the consummation of the transactions contemplated hereby.

Section 9.03. Regulatory Compliance. Parent, Buyer and the Sellers and their agents and Affiliates shall, and Parent and Buyer shall cause the Subject Companies to, comply in all material respects with all laws, regulations, administrative orders, bulletins and governmental pronouncements applicable to their conduct in performing their obligations under this Agreement.

Section 9.04. Use of Names.

(a) Within 180 days after the Closing, the Subject Companies shall discontinue all use of the Names and shall revise all of their signage, stationery, advertising and marketing materials to delete all references to the Names. During such 180-day period, no Subject Company shall use any Name that it did not use at any time during the period from thirty (30) days prior to the date hereof through the Closing Date, nor shall any Subject Company use any Name in a manner or for any purpose different from its use of such Name during such period. Notwithstanding any inference contained herein or in any prior course of conduct to the contrary, in no event shall Parent, Buyer or any of their respective Affiliates have any right following the Closing Date to use, nor shall Parent, Buyer or any of their respective Affiliates use following the Closing, any Names in any jurisdiction except as expressly provided for in this Section 9.04(a). For purposes of this Agreement, “Names” shall mean the names “Winterthur”, “General Casualty”, “Unigard”, “Southern Guaranty” or the word “Swiss,” and all corporate names or Trademarks owned by, licensed to, or used by Winterthur or any of its Affiliates (other than the

Subject Companies), including, without limitation, the orange horizontal bar used in the Republic logo, the Trademarks set forth on Schedule 9.04(a) and all formatives, derivatives or confusingly similar names, acronyms and Trademarks; provided, however, that “Names” shall not include the Subject Company Names (as defined below).

(b) Within 180 days after the Closing, the Sellers and their respective Affiliates shall discontinue all use of the Subject Company Names and shall revise all of their signage, stationery, advertising and marketing materials to delete all reference to the Subject Company Names, except that the Sellers and their respective Affiliates shall be required to discontinue use of “Republic” only in North America. During such 180-day period, no Seller or Affiliate of any Seller shall use any Subject Company Name that it did not use at any time during the thirty (30) day period preceding the Closing Date nor shall it use any Subject Company Name in any manner or for any purpose different from its use of such Subject Company Name during the thirty (30) day period prior to the Closing Date, except that the foregoing limitation shall apply to the use of “Republic” only in North America. Notwithstanding any inference contained herein or in any prior course of conduct to the contrary, in no event shall the Sellers or any of their Affiliates have any right following the Closing Date to use, nor shall the Sellers or any of their Affiliates use following the Closing, any Subject Company Name except as expressly provided for in this Section 9.04(b). For purposes of this Agreement, “Subject Company Names” shall mean “Republic”, the names of each Subject Company, and all corporate names or Trademarks set forth in Schedule 9.04(b).

(c) The parties hereto acknowledge that any damage caused to Winterthur or any of its Affiliates by reason of the breach by Parent, Buyer or any of their respective Affiliates of Section 9.04(a) or any damage caused to Parent, Buyer or any of their respective Affiliates by reason of the breach by the Sellers or any of their Affiliates of Section 9.04(b), as the case may be, would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies, at law or otherwise, Winterthur and any of its Affiliates, with respect to a breach of Section 9.04(a), and Parent, Buyer and any of their respective Affiliates, with respect to a breach of Section 9.04(b) shall have the right to seek an injunction from a court of competent jurisdiction restraining and enjoining any violation of this Section 9.04. In the event of a breach of Section 9.04(a), Parent and Buyer agree, and in the event of a breach of Section 9.04(b) the Sellers agree, not to oppose the granting of such injunctive relief.

(d) Winterthur and its Affiliates are express third party beneficiaries of this Section 9.04.

Section 9.05. Investment Intent of Buyer. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

Section 9.06. Employee Matters.

(a) The Sellers shall cause each individual identified on Schedule 9.06(a) to cease to be an employee of any of the Subject Companies and to cease to be carried on the payroll of any of the Subject Companies prior to the Closing, and Sellers shall be solely responsible for any severance costs attributable to such cessation of employment (including without limitation any cash severance payments or cost attributable to continuation coverage under section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA) or any liability arising from claims of wrongful or discriminatory discharge (including without limitation claims arising under ERISA, the Age Discrimination in Employment Act, or other statutes or contracts regulating the employment relationship with such individuals).

(b) The Sellers shall cause the active participation in each of the Subject Company Employee Plans of each individual identified on Schedule 3.14(i) or Schedule 9.06(a) to cease prior to the Closing and shall be responsible for any claim arising out of such cessation (other than the payment of any benefits that may be owing, accrued or payable under the Subject Company Employee Plans).

(c) The Sellers shall amend the Pension Plan for Employees of Republic Financial Services, Inc. and Certain Affiliates as of the Closing to cause each individual identified on Schedule 3.14(j) to become fully vested in his or her accrued benefit thereunder, subject to any limitations under the Code on such vesting.

(d) For a period of one year following the Closing Date, Parent and Buyer agree that they will provide or cause to be provided to employees of the Subject Companies immediately prior to the Closing Date (the “Subject Company Employees”) (except for the individuals identified on Schedule 9.06(a) or as otherwise agreed between Parent or Buyer and key management executives) benefits that are comparable in the aggregate to the benefits provided to the Subject Company Employees immediately prior to the Closing Date, but determined without regard to any pension benefits under any tax-qualified or nonqualified supplemental pension plan, program or arrangement. From and after the Closing Date, Parent and Buyer will recognize any prior service of the Subject Company Employees with the Subject Companies or any predecessor entity (to the extent credited by the Subject Companies) as of the Closing Date for purposes of eligibility and vesting under Parent’s and Buyer’s benefit plans and arrangements in which they become participants (but not to the extent necessary to avoid duplication of benefits). Parent and Buyer agree that where applicable with respect to any welfare plan of Parent or Buyer, Parent or Buyer will (i) waive, with respect to any Subject Company Employees, any pre-existing condition exclusion and actively-at-work requirements, to the extent such exclusion or requirement would not have applied under the applicable plan of the Subject Companies and (ii) provide that, for the year in which the Closing Date occurs, any covered expenses incurred on or before the Closing Date by a Subject Company Employee or a Subject Company Employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses would be taken into account if incurred by similarly situated employees of Parent or Buyer. Following the Closing Date, Parent or Buyer will assume the performance of all obligations under the retention and severance plans and agreements entered into or to be entered into as set forth on Schedule 9.06(d). Except as provided in Section 2.04(i) of this Agreement or as required by applicable law, the Sellers shall have no obligations or liabilities with respect to any Subject Company Employee Plan following the Closing Date. Nothing in this Section 9.06 shall limit the ability of Parent, Buyer or any of their respective Affiliates to amend, terminate or otherwise modify any Subject Company Employee Plan or any other benefit plan, program or arrangement that may be maintained by Parent, Buyer or any of their respective Affiliates.

Section 9.07. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be borne equally by the Sellers, on the one hand, and Parent and Buyer on the other hand.

Section 9.08. Relationship with XL Insurance Ltd.

(a) From and after the Closing Date, Parent and Buyer shall cause the Subject Companies to continue to provide certain communication and information technology services to XL Insurance Ltd. and the subsidiaries of XL Insurance Ltd. (such service obligations are hereinafter collectively referred to as the “XL Service Obligations”) under the Master Service Level Agreement dated July 24, 2001 by and between Winterthur and XL Insurance Ltd. and the schedules thereto (the “XL Service Agreement”). Parent and Buyer acknowledge such XL Service Obligations and the service standards under which they are to be provided under the XL Service Agreement and agrees to indemnify the Sellers and their Affiliates for any Loss which may be incurred by the Sellers or any of their Affiliates as a result of the non-performance or breach of any of the XL Service Obligations after the Closing by the Subject Companies.

(b) From and after the Closing Date through July 24, 2004, Parent and Buyer shall, except as provided in Section 9.08(c), prevent the Subject Companies from (i) engaging, being concerned or interested in any Restricted Activity and (ii) directly or indirectly acquiring or merging with or assisting a business, company firm or entity which carries on any Restricted Activity unless such Restricted Activity represents less than 20% of the aggregate annual turnover or net profits or less than 20% of the assets of such business, company, firm or entity (a “Minor Part”) or managing, advising or otherwise assisting in the business of another company, firm or entity in relation to activities or operations constituting a

Restricted Activity (unless such Restricted Activity represents a Minor Part). For purposes of this Section 9.08, a “Restricted Activity” means the conduct of property and casualty and accident and health insurance business and related or ancillary activities anywhere in the world involving the issue of insurance or reinsurance products (including insurance or reinsurance of property and casualty risks or accident and health risks written by or placed with captive insurers or reinsurers and fronting arrangements) to Relevant Commercial Operations. “Relevant Commercial Operations” means any corporate, partnership or other legal entities and their subsidiaries engaged in business operations which have consolidated annual revenues in excess of CHF250 million and conduct business in more than one country.

(c) Notwithstanding Section 9.08(b), the Subject Companies shall in no way be restricted from conducting the following activities: (i) the issue of non-life insurance (including accident and health) products to individuals other than as part of a group scheme relating to a Relevant Commercial Operation, (ii) the issue of motor insurance policies, (iii) the management or operation of captives for Relevant Commercial Operations for a fee, (iv) the provisions of insurance or reinsurance products in connection with captives other than those owned or utilized by Relevant Commercial Operations, (v) the issue or distribution of life insurance products to Relevant Commercial Operations other than accident and/or health products and (vi) being interested for passive investment purposes only in any class of securities in any company provided that such securities are traded on a recognized investment exchange, such interest is of a financial or investment (and not operational or trading) interest only and not more than 10% of such securities are acquired or otherwise held in aggregate by the Subject Companies.

Section 9.09. Noncompetition.

(a) In consideration of the benefits of this Agreement and as an inducement to Parent and Buyer to enter into this Agreement, the Sellers agree that for a period of two years after the Closing Date the Sellers will not, and will cause their Affiliates not to, carry on any systematic or targeted insurance activities that directly compete with the activities in which any of the Subject Companies is engaged as of the Closing Date in any of the States of Louisiana, New Mexico, Oklahoma and Texas (“Restricted Business”).

(b) Notwithstanding any other provisions of this Agreement to the contrary, the provisions of Section 9.09(a) shall not:

(i) prohibit Sellers and their Affiliates from engaging in any businesses in which they are involved as of the Closing Date (other than involvement through the Subject Companies);

(ii) apply to any Person who acquires any interest in the Sellers or any of their Affiliates, or their respective contracts or policies;

(iii) prohibit the Sellers or any of their Affiliates from selling assets or businesses to a Person engaged in a line of business that competes, directly or indirectly or through an Affiliate, with the Restricted Business;

(iv) apply to any Person (including, for the avoidance of doubt, the Sellers or any of their Affiliates) in the event that such Person is no longer under the control of Winterthur or any of Winterthur’s Affiliates following the Closing Date. For purposes of this Section 9.09, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(v) prohibit the Sellers or any of their Affiliates from making investments of Assets in the ordinary course of business in entities that are engaged in a line of business that competes, directly or indirectly or through an Affiliate, with the Restricted Business, provided, that such investment is a passive investment where neither the Sellers nor their Affiliates has the right to control such entity;

(vi) apply to any transaction or transactions, as a result of which, the Sellers or any of their Affiliates acquires any interest in the aggregate of less than 50% of the outstanding voting stock or stock equivalents of any Person engaging in a line of business that competes, directly or indirectly or through an Affiliate, with the Restricted Business and the retention of such interest, if the annual revenues of such Person from lines of business competing, directly or indirectly or through an Affiliate, with the Restricted Business are less than 50% of such Person’s total annual statutory premiums for the fiscal year immediately preceding such acquisition; or

(vii) apply to or prohibit the carrying on of incidental insurance activities that directly compete with Restricted Business.

(c) If this Section 9.09 is more restrictive than permitted by the laws of the jurisdiction in which Parent or Buyer seeks enforcement hereof, this Section 9.09 shall be limited to the extent required to permit enforcement under such laws.

Section 9.10. Asset Management Agreement/Investment Services Agreement. The Sellers shall cause the Asset Management Agreement/Investment Services Agreement, effective January 1, 1999, between RUIC and Winterthur Investment Management Corporation to become terminable, without penalty, by the Subject Companies as of the Closing Date and shall cause Winterthur Investment Management Corporation to agree to provide services thereunder for a period of six months following the Closing Date, provided that such services shall be rendered on terms substantially identical to the terms of such services prior to the date hereof and the investment guidelines provided by Parent or Buyer include the same classes of assets as managed on the date hereof.

Section 9.11. Excess of Loss Reinsurance Agreement. Sellers shall cause the Excess of Loss Reinsurance Agreement between Winterthur and RUIC relating to the 1994 Northridge earthquake to remain in full force and effect, and to be held by the entity holding such contract on the date hereof. The applicable Subject Company will continue to provide services to Winterthur with respect to the Northridge earthquake claims pursuant to Addendum No. 3 to the Excess of Loss Reinsurance Agreement in the form attached hereto as Exhibit C.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.01. Survival of Representations and Warranties.

(a) Except as provided in this Section 10.01, all representations and warranties made by the Sellers, Parent and Buyer in Articles III and IV of this Agreement and in any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith shall survive for a period of two years after the Closing Date, whereupon they shall expire. The representations contained in Sections 3.01, 3.02, 3.04, 3.13, 3.14, 3.19, 4.01 and 4.02 shall survive the Closing until the expiration of all relevant statutes of limitations (taking into account any applicable extensions or tollings thereof); provided, that the representations contained in Section 3.04 relating to the ownership and title of the Shares and the outstanding shares of capital stock of each of the Subsidiaries shall survive indefinitely. All claims for breach of any representation or warranty will be deemed waived unless the nonbreaching party notifies in writing the breaching party of the matters constituting the breach prior to the expiration of the relevant survival period set forth in this Section 10.01 or during such thirty day period immediately following the expiration of such survival period.

(b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing.

ARTICLE XI

INDEMNIFICATION

Section 11.01. Obligation to Indemnify.

(a) Except with respect to Tax Losses (which will be governed exclusively by the provisions set forth in Article VI) and as otherwise provided in Sections 11.01(b) and 11.01(c) and subject to the expiration of the representations and warranties of the parties as provided in Article X and the limitations set forth in this Article XI, the Sellers agree to indemnify, defend and hold harmless Parent and Buyer and their respective directors, officers, employees, Affiliates and assigns from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses, penalties and reasonable outside attorneys’ fees and disbursements (collectively,

“Losses,” and individually a “Loss”), asserted against, imposed upon or incurred by Parent or Buyer directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, inaccuracy in, breach of or failure to perform any representation, warranty, covenant, undertaking or agreement of the Sellers in this Agreement; provided, however, that Parent and Buyer (and their respective directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification under this Section 11.01(a) for breach of representations and warranties made by the Sellers in Article III hereof only when the aggregate amount of all Losses arising therefrom exceeds $2 million (the “Basket Amount”), in which case Parent and Buyer (and their respective directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification for such Losses only in excess of the Basket Amount. In any event, no individual Loss not in excess of $5,000 shall be indemnifiable under this Section 11.01(a) or considered in determining the amounts for which indemnity would otherwise be provided under this Section 11.01(a), except that in applying the $5,000 threshold, any and all Losses arising out of a related set of facts or circumstances shall be treated as an individual Loss.

(b) The Sellers agree to indemnify, defend and hold harmless Parent and Buyer and their respective directors, officers, employees, Affiliates and assigns from and against all Losses asserted against, imposed upon or incurred by Parent or Buyer directly or indirectly, by reason of or arising out of or in connection with any misrepresentation, inaccuracy in or breach of the representations and warranties contained in Section 3.04 relating to the ownership and title of the Shares and the outstanding shares of capital stock of each of the Subsidiaries. In connection with indemnification under this Section 11.01(b), such indemnification may be sought at any time and without any limitation as to minimum or maximum amounts for which indemnification may be sought; provided, however, that in the event indemnification is sought under this Section 11.01(b) and neither Winterthur nor any of its Affiliates is or becomes a party to the underlying proceedings, then such indemnification may not be sought unless the Claims Notice is delivered no later than the ten (10) year anniversary of the Closing Date.

(c) The Sellers agree to indemnify, defend and hold harmless the Insurance Companies from and against all Losses, including, without limitation, allocated loss adjusted expenses and punitive or exemplary damages, arising from or related to policies, contracts and binders of insurance and reinsurance and renewals or modifications thereof and all endorsements or riders thereto: (i) written prior to January 1, 1988 by one or more of the Insurance Companies on behalf of any insurance company, including its or their subsidiary, affiliate or parent companies which constitute a portion of the insurance business of the Insurance Companies and certain of their former subsidiary, affiliate or parent companies, referred to by the Sellers and the Insurance Companies as the “reinsurance runoff policies” which policies were reinsured by Republic Insurance Company prior to January 1, 1996 or administered by the reinsurance run-off operations of Republic Insurance Company (the “Run-off Policies”); or (ii) written by one or more of the Insurance Companies by or for the account of the international operations of Winterthur and referred to by the Sellers and the Insurance Companies as the “international policies”, including, for the avoidance of doubt, the business ceded or transferred to XL Insurance Ltd. or any affiliate thereof (the “International Policies”). In connection with indemnification under this Section 11.01(c), such indemnification may not be sought unless the Claims Notice is delivered no later than the four (4) year anniversary of the Closing Date. Any indemnity amounts due under this Section 11.01(c) shall be determined after making deductions for all salvage, subrogation, reinsurance collected and any other applicable funds held, trust funds, claims against insolvent estates, letters of credit or other applicable security as and when such deductions are converted to cash by the Insurance Companies.

(d) Except with respect to Tax Losses (which will be governed exclusively by the provisions set forth in Article VI), and subject to the expiration of the representations and warranties of the parties as provided in Article X, Parent and Buyer agree to indemnify, defend and hold harmless the Sellers and their directors, officers, employees, Affiliates and assigns from and against all Losses, asserted against, imposed upon or incurred by the Sellers, directly or indirectly, by reason of or arising out of or in connection with (i) any misrepresentation, inaccuracy in, breach of or failure to perform any representation, warranty, covenant, undertaking or agreement of Parent or Buyer in this Agreement, (ii) the conduct of the business of the Subject Companies from and after the Closing and (iii) all obligations with respect to Subject Company Employees attributable to the period after the Closing; provided, however, that the Sellers (and their directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification under this Section 11.01(d) for breach of representations and warranties made by Parent or Buyer in Article IV hereof only when the aggregate amount of all Losses arising therefrom exceeds the Basket Amount, in which case the Sellers (and their directors, officers, employees, Affiliates and assigns) shall be entitled to indemnification for such Losses only in excess of the Basket Amount. In any event, (a) the maximum amount for which Parent and Buyer, collectively, shall be liable under this Section 11.01(d) shall not exceed the Maximum Indemnification Obligation, and (b) no individual loss not in excess of $5,000 shall be indemnifiable under this Section 11.01(d) or considered in determining the amounts for which indemnity would otherwise be provided under this Section 11.01(d), except that in applying the $5,000 threshold, any and all Losses arising out of a related set of facts or circumstances shall be treated as an individual Loss.

(e) The Sellers shall have the right, at any time and from time to time prior to the Closing, to supplement or amend the Schedules hereto relating to Article III of this Agreement with respect to any matter required to be set forth or described in any such Schedule that was not known to the Sellers on or prior to the date hereof; provided, however, that Buyer shall have no obligation to accept any such modifications or amendments. Upon the occurrence of the Closing, any such supplemental or amended disclosure that is accepted by Buyer in writing shall be deemed to have been disclosed as of the date of this Agreement.

(f) Required payments by any indemnifying party pursuant to this Section 11.01 shall be limited to the amount of any Loss that remains after deducting therefrom (i) any insurance proceeds recoverable by any indemnified party and (ii) any indemnity, contribution or other similar payment recoverable by any indemnified party from any third party, in each case with respect to such Loss (and such deductions shall also be made in valuing a Loss for the purpose of determining the amounts for which indemnity would otherwise be provided under this Section 11.01).

(g) In any event, the maximum amount for which the Sellers, taken together, shall be liable under Sections 11.01(a) and 11.01(c) and, only to the extent the proviso contained in Section 11.01(b) is applicable, 11.01(b) shall not exceed in the aggregate the Purchase Price (“Maximum Indemnification Obligation”). For the avoidance of doubt, any indemnification under Section 11.01(b) to which the proviso contained therein does not apply shall not be subject to the Maximum Indemnification Obligation nor shall any such indemnification be counted against the Maximum Indemnification Obligation.

(h) If any indemnified party recognizes a Tax Benefit as a result of any Loss, the indemnifying party shall be entitled to such Tax Benefit and the indemnified party shall pay to the indemnifying party the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the indemnifying party with respect to such Loss) at such time or times as and to the extent that the indemnified party actually realizes such Tax Benefit through a refund of Tax or reduction in the actual amount of Taxes which the indemnified party would otherwise have had to pay if such payment for Loss had not been made, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Loss for which indemnification was made and treating such Tax items as the last items claimed for any taxable year; provided, however, that any such Tax Benefit shall be reduced by the amount of Tax detriment (including the tax effect of any item of income or gain or other item, including any decrease in Tax basis, which increases any amounts paid with respect to Taxes, any reduction in the amount of any refund of Tax which would otherwise have been available, the utilization of any net operating loss or capital loss or the utilization of any Tax credits or other Tax attributes) the indemnified party suffered as a result of any Loss; and, provided further, that the amount of any such Tax detriment shall be taken into account (but not in excess of any such Tax Benefit) at such time or times as and to the extent that the indemnified party actually suffers such Tax detriment through an actual payment of Tax or reduction in the amount received as a Tax refund, in all events computed on the same basis as the Tax Benefit. If any adjustments are made to any Tax Return relating to the indemnified party for any taxable period as a result of or in settlement of any Tax Claim or as the result of the filing of an amended Tax Return to reflect the consequences of any determination made in connection with any such Tax Claim and if such adjustment results in any change in the amount of any Tax Benefit or Tax detriment to the indemnified party, appropriate payments will be made between the indemnifying party and the indemnified party in accordance with the previous sentence to properly reflect such adjustment amount.

Section 11.02. Notice of Asserted Liability. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, such indemnified party shall give notice thereof (the “Claims Notice”) to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the indemnified party’s right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party.

Section 11.03. Opportunity to Defend. The indemnifying party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves no other matters binding upon the indemnified party; and, provided, further, that the indemnifying party shall be obligated to elect to defend, at its own expense and by its own counsel, any Asserted Liability for which indemnification is sought under Section 11.01(b). If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days from receipt of the Claims Notice notify the indemnified party of its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the indemnified party may pay, compromise or defend such Asserted Liability for the account of the indemnifying party. In any event, the indemnified party and the indemnifying party may participate, at their own expense, in the defense of such Asserted Liability. If the indemnifying party chooses to defend any claim, the indemnified party shall make available to the indemnifying party any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 11.04. Exclusive Remedy. The parties hereto expressly acknowledge that (a) the provisions of this Article XI shall be the sole and exclusive remedy for damages caused as a result of breaches of the representations, warranties and covenants contained in this Agreement, except that the parties shall not be limited to the remedies provided in this Article XI with respect to any covenants or agreements to be performed after the Closing Date and (b) no indemnifying party shall be liable or otherwise responsible to any other Person for special, consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof.

Section 11.05. Third Party Beneficiaries. All indemnified parties under this Article XI are intended to be third party beneficiaries of this Article XI.

ARTICLE XII

TERMINATION PRIOR TO CLOSING

Section 12.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) By the Sellers in writing, without liability (except as provided in Section 12.02), if Parent or Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within thirty (30) days after the Sellers have notified Parent and Buyer in writing of their intent to terminate this Agreement pursuant to this subsection (a) of Section 12.01.

(b) By Parent and Buyer in writing, without liability (except as provided in Section 12.02), if the Sellers shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within thirty (30) days after Parent and Buyer have notified the Sellers of their intent to terminate this Agreement pursuant to this subsection (b) of Section 12.01.

(c) By Parent, Buyer or the Sellers in writing, without liability (except as provided in Section 12.02), if there shall be any order, writ, injunction or decree of any court or Governmental Entity binding on Parent, Buyer or the Sellers which prohibits or restrains Parent, Buyer or the Sellers from consummating the transactions contemplated hereby; provided that Parent, Buyer and the Sellers shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted.

(d) By Parent, Buyer or the Sellers if the Closing has not occurred on or before October 15, 2003; provided, however, that Parent or Buyer shall not have the right to terminate this Agreement pursuant to this Section 12.01(d) if delay is caused, in whole or in part, by reason of a Stage Two Activity.

(e) At any time on or prior to the Closing Date, by mutual written consent of the Sellers, Parent and Buyer.

Section 12.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, and there shall be no liability on the part of Sellers, Parent or Buyer or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or Representatives, except that the obligations provided for in Section 5.06, this Section 12.02 and Article XIII hereof shall survive any such termination.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Publicity. Except as may otherwise be required by law or the rules of any applicable stock exchange, no release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Sellers and Parent, which approval shall not be unreasonably delayed or withheld. Both parties shall cooperate with each other in making any release or announcement.

Section 13.02. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission receipt of which has been confirmed by telephone by the sender) or sent by overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission receipt of which has been confirmed by telephone by the sender), as follows:

(i)	If to the Sellers to:

Republic Financial Services, Inc. (Texas) &

Republic Financial Services, Inc. (Nevada)

c/o Winterthur U.S. Holdings, Inc.

2725 Turtle Creek Boulevard

Dallas, Texas 75219

Attn: Chief Financial Officer, Winterthur U.S. Holdings, Inc.

Telephone No.: (214) 559-1252

Fax No.: (214) 559-1539

With a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attn: Jeff S. Liebmann, Esq.

Telephone No.: (212) 259-6230

Fax No.: (212) 259-6333

(ii)	If to WUSH to:

Winterthur U.S. Holdings, Inc.

2725 Turtle Creek Boulevard

Dallas, Texas 75219

Attn: Chief Financial Officer

Telephone No.: (214) 559-1252

Fax No.: (214) 559-1539

With a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attn: Jeff S. Liebmann, Esq.

Telephone No.: (212) 259-6230

Fax No.: (212) 259-6333

(iii)	If to Parent or Buyer to:

RTXA, Inc.

c/o Wand Partners Inc.

630 Fifth Avenue

Suite 2435

New York, New York 10111

Attn: Bruce W. Schnitzer

Telephone No.: (212) 632-3795

Fax No.: (212) 307-5599

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attn: Michael P. Rogan, Esq.

Telephone No.: 202-371-7000

Fax No.: 202-393-5760

Any party may, by notice given in accordance with this Section 13.02 to the other parties, designate another address or person for receipt of notices hereunder.

Section 13.03. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement between Parent, Buyer and the Sellers with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 13.04. Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and, other than as provided in Section 11.04, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 13.05. Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

Section 13.06. Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of The United States District Court for the Southern District of New York or, if such court does not have jurisdiction, New York State Supreme Court, Commercial Division, in the borough of Manhattan, for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.02 shall be deemed effective service of process on such party.

Section 13.07. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 13.08. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by either party without the prior written consent of the other party hereto; provided, however, that the Sellers shall not be required to obtain the consent of Parent and Buyer to assign their rights and obligations under this Agreement to an Affiliate of the Sellers; provided, further, that Parent and Buyer shall not be required to obtain the consent of the Sellers to assign their rights and obligations under this Agreement (i) following the twelfth Business Day after the Final Closing Adjustment has been calculated as contemplated in Section 2.04(j), in connection with any sale of the Subject Companies, whether by merger, sale of stock or sale of substantially all of the assets (subject to the following sentence) and (ii) following the Closing Date, in connection with any debt financing. Notwithstanding clause (i) of the immediately foregoing proviso, Parent and Buyer hereby agree to remain liable to the Sellers jointly and severally with any acquiring entity for any assigned obligations hereunder for a period of two years following the Closing Date.

Section 13.09. No Third Party Beneficiaries. Except as otherwise expressly set forth in Article XI or in any other provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13.10. Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses incurred by such party in obtaining any consents or approvals of Governmental Entities or third parties, and all fees and expenses of agents, representatives, investment bankers, counsel, actuaries and accountants.

Section 13.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 13.12. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 13.13. Winterthur U.S. Holdings, Inc. Guarantee. WUSH hereby absolutely and unconditionally guarantees (the “Guarantee”) to Parent and Buyer (and their respective successors, transferees and assigns) the prompt and complete payment by the Sellers (and their respective successors, transferees and assigns), as and when due and payable, of all amounts payable by the Sellers to Parent or Buyer pursuant to the terms of this Agreement. WUSH has the full corporate power and authority to provide the Guarantee, to perform its obligations with respect thereto and to execute this Agreement for the purposes thereof. The provision of the Guarantee, the performance of WUSH’s obligations with respect thereto and the execution and delivery of this Agreement for the purposes of this Section 13.13 have been duly and validly authorized and approved by all requisite corporate action of WUSH and no other acts or proceedings on its part are necessary with respect thereto. WUSH may not assign its obligations under this Section 13.13 without the prior written consent of Parent and Buyer; provided, that such consent shall not be required for any assignment to (i) Winterthur or (ii) any other Affiliate of WUSH, but only if the Guaranty by Winterthur of WUSH’s obligations effective as of the date hereof is amended to extend to such Affiliate.

Section 13.14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, the other party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REPUBLIC FINANCIAL SERVICES, INC., a Texas corporation

By:	/s/ BRUCE R. MILLIGAN
	Name:	Bruce R. Milligan
	Title:	President, Chairman of the Board and Chief Executive Officer

REPUBLIC FINANCIAL SERVICES, INC., a Nevada corporation

By:	/s/ BRUCE R. MILLIGAN
	Name:	Bruce R. Milligan
	Title:	President and Chairman of the Board

RTXA, INC.

By:	/s/ BRUCE W. SCHNITZER
	Name:	Bruce W. Schnitzer
	Title:	President

RTXA SUB, INC.

By:	/s/ BRUCE W. SCHNITZER
	Name:	Bruce W. Schnitzer
	Title:	President

For purposes of Section 13.13 only:

WINTERTHUR U.S. HOLDINGS, INC.

By:	/s/ LAURA K. HINSON
	Name:	Laura K. Hinson
	Title:	Chief Financial Officer